  Exhibit 10.16

LOAN AND SECURITY AGREEMENT

FLEET RETAIL FINANCE INC.

The Administrative and Collateral Agent

for the Lenders Referenced Herein

WELLS FARGO RETAIL FINANCE, LLC

DOCUMENTATION AGENT

FOR THE LENDERS REFERENCED HEREIN

DUCKWALL-ALCO STORES, INC.

The Lead Borrower

For The Borrowers Referenced Herein

EXHIBITS

2.7       :           SwingLine Note

2.9       :           Revolving Credit Notes

2.24     :           Revolving Credit Lender's Commitments (see 2.9)

4.2       :           Affiliates

4.3       :           Trade Names

4.6(a)   :           Locations, Leases, and Landlords

4.7(a)   :           Encumbrances

4.7(d)   :           Third Party Bailees

4.8       :           Indebtedness

4.9       :           Insurance Policies

4.11     :           Capital Leases

4.15     :           Taxes

4.19     :           Litigation

5.4       :           Form of  Borrowing Base Certificate

5.6.                  Monthly Reports

5.9       :           Officer's Compliance Certificate

5.12(b) :           Business Plan

7.1       :           DDA's.

7.2       :           Credit Card Arrangements

LOAN AND SECURITY AGREEMENT

            THIS AGREEMENT is made as of this 15th day of April, 2002 between Fleet Retail Finance Inc., a Delaware corporation with offices at 40 Broad Street, Boston, Massachusetts 02109 as agent (in such capacity, herein the "Administrative Agent") for the benefit of the Lenders, on a Pro Rata basis, based upon each Lender's Percentage Commitment, who are, at present, those financial institutions identified on the signature pages of this Agreement and who in the future are those Persons (if any) who become a "Lender" in accordance with the provisions of Article VII of the Agency Agreement (defined below); Fleet Retail Finance Inc., a Delaware corporation with offices at 40 Broad Street, Boston, Massachusetts 02109 as agent (in such capacity, herein the "Collateral Agent") for the benefit of the Lenders and the Administrative Agent, Wells Fargo Retail Finance, LLC, a Delaware limited liability company with offices at One Boston Place, Boston, Massachusetts 02108 (in such capacity, herein, the "Documentation Agent") and Duckwall-Alco Stores, Inc., a Kansas corporation, ("Lead Borrower" and a "Borrower"), SPD Truck Line, Inc., a Kansas corporation, and Duckwall-Alco, LP, a Kansas limited partnership, (collectively the "Borrowers" or the "Borrower" and each individually, a "Borrower"), each of which has its principal executive offices at 401 Cottage Avenue, Abilene, Kansas 67410-2832  in consideration of the mutual covenants contained herein and benefits to be derived herefrom,

WITNESSETH:

ARTICLE I. - Definitions:

As herein used, the following terms have the following meanings or are defined in the section of this Agreement so indicated:

"Acceleration":  With respect to any Indebtedness, its becoming due and payable prior to its stated maturity.  Derivations of the word "Acceleration" (such as "Accelerate") are used with like meaning in this Agreement.

"Accounts":  "Accounts" as defined in the UCC.

"ACH":  Automated clearing house.

"Account Debtor":  Has the meaning given that term in the UCC.

"Administrative Agent":  Defined in the Preamble.

"Affiliate":

(a)        With respect to any two Persons, a relationship in which (i) one holds, directly or indirectly, not less than Twenty Five Percent (25%) of the capital stock, beneficial interests, partnership interests, or other equity interests of the other; or (ii) one has, directly or indirectly, the right, under ordinary circumstances, to elect a majority  of the directors (or other body or Person who has those powers customarily vested in a board of directors of a corporation); or (iii) the same third Person holds, directly or indirectly, not less than Twenty Five Percent (25%) of their respective capital stock, beneficial interests, partnership interests or other equity interests; or has directly or indirectly the right to elect the majority of directors of both such parties; or

(b)        Any corporation, limited liability company, trust, partnership, joint venture, or other enterprise which: is a parent, brother‑sister, subsidiary, or affiliate, of any Borrower; could have such enterprise's tax returns or financial statements consolidated with the Lead Borrower's; could be a member of the same controlled group of corporations (within the meaning of Section 1563(a)(1), (2) and (3) of the Internal Revenue Code of 1986, as amended from time to time) of which the Lead Borrower is a member; controls or is controlled by the Lead Borrower.

"Agreement":  This Loan and Security Agreement, and it may be modified, amended, supplemented or restated from time to time.

"Agency Agreement":   That certain Agency Agreement dated April 15, 2002 by and among the Administrative Agent, the Collateral Agent, and the Lenders.

"Agent":  When not preceded by "Administrative" or "Collateral", the terms "Agent" or "Agents" refer collectively and individually to the Administrative Agent and the Collateral Agent.

"Agent Fees":   Defined in Section 2.13 hereof.

 "Agent's Rights and Remedies":  Defined in Section 11.6.

"Aggregate Commitments":  The sum of all the Lender's Commitments hereunder.

"Appraised Inventory Liquidation Value":  The product of (a) the Cost of Eligible Inventory (net of Inventory Reserves) multiplied by (b) that percentage, determined by the Collateral Agent from the then most recent appraisal of the Borrowers' Inventory obtained by the Collateral Agent, to reflect the appraiser's estimate of the net realization on Cost of the Liquidation of the Borrowers' Inventory.

"Appraised Inventory Percentage":  85%

"Approved Electronic Form Notice":  Defined in Section 14.22.

"Approved Electronic Form":  Defined in Section 14.22.

"Authorized Officer":  The Lead Borrower's President, Treasurer, Assistant Treasurer or Chief Financial Officer duly authorized by the Lead Borrower's Board of Directors, or, in the case of Borrowing Base Certificates, such person as is authorized by the Board of Directors of the Borrower.

"Availability": The lesser of (a) or (b), where

(a) is the result of

(i)         The Revolving Credit Loan Ceiling

Minus

(ii)        The aggregate unpaid balance of the Loan Account

Minus

(iii)       The aggregate undrawn Stated Amount of all then outstanding  L/C's.

Minus

(iv)       The aggregate of the Availability Reserves.

(b) is the result of

(i)         The Borrowing Base

Minus

(ii)        The aggregate unpaid balance of the Loan Account

Minus

(iii)       The aggregate undrawn Stated Amount of all then outstanding L/C's.

Minus

(iv)       The aggregate of the Availability Reserves.

"Availability Reserves":  Such reserves as the Collateral Agent from time to time reasonably determines in the Collateral Agent's discretion as being appropriate to reflect the impediments to the Collateral Agent's ability to realize upon the Collateral.  Without limiting the generality of the foregoing, Availability Reserves may include (but are not limited to) reserves based on the following:

(i)                  Rent for any location in a Landlord State in respect to which a Landlord Waiver has not been received by the Collateral Agent (which initially shall be three (3) months rent for any such location).

(ii)                Customer Credit Liabilities.

(iii)               Taxes and other governmental charges, including, ad valorem, personal property, and other taxes which might have priority over the Collateral Interests of the Collateral Agent in the Collateral.

"Bankruptcy Code":  Title 11, U.S.C., as amended from time to time.

"Base":  The Base Rate is the publicly announced prime rate from time to time by Fleet National Bank (or any successor in interest to Fleet) (which is not intended to be Fleet's lowest or most favorable rate in effect at any time).  In the event that said bank (or any such successor) ceases to announce such a rate, "Base" shall refer to that rate or Index announced or published from time to time as the Agent, in good faith, designates as the functional equivalent to said Base Rate.  Any change in "Base" shall be effective, for purposes of the calculation of interest due hereunder, when such change is made effective generally by the bank on whose rate or Index "Base" is being set.  In all events, interest that is determined by reference to Base (or any successor to Base) shall be calculated on a 360-day year and actual days elapsed.

"Base Margin":  As determined pursuant to the applicable section of the Margin Pricing Grid set forth in Section 2.11(f) hereof.  Notwithstanding any of the foregoing to the contrary, for the period from the date hereof through the first Margin Adjustment Date, the Base Margin shall be the zero (0) basis point Tier I Base Margin.

"Base Margin Loan":  Each Revolving Credit Loan while bearing interest at the Base Margin Rate.

"Base Margin Rate":  The aggregate of Base plus the applicable Base Margin per annum.

"Blocked Account":  Any DDA into which the contents of any other DDA is transferred.

"Blocked Account Agreement":  An agreement, in form satisfactory to the Collateral Agent, which agreement recognizes the Collateral Agent's Collateral Interest in the contents of the DDA which is the subject of such agreement and under which the institution at which a Blocked Account is maintained agrees that upon the occurrence of a Cash Control Activation Event such contents shall be transferred only to the Concentration Account or as otherwise instructed by the Collateral Agent.

"Borrowers" or "Borrower":  Defined in the Preamble.

"Borrowing Base":  The lesser of (i) the Cost of Eligible Inventory (net of Inventory Reserves) multiplied by the Inventory Advance Rate and (ii) the Appraised Inventory Percentage of the Appraised Inventory Liquidation Value.

"Borrowing Base Certificate":  Defined in Section 5.4.

"Business Day":  Any day (with any references herein to time of day requirements meaning such times based on Eastern time) other than (a) Saturday or  Sunday; (b) any day on which banks in Boston, Massachusetts, generally are not open to the general public for the purpose of conducting commercial banking business; or (c) a day on which the principal office of the Agents or Lenders is not open to the general public to conduct business.

"Business Plan":  The Borrowers' business plan annexed hereto as EXHIBIT 5.12(b) and any revision, amendment, or update of such business plan, reasonably satisfactory to Administrative Agent.

"Capital Adequacy Demand":  Defined in Section 14.8.

"Capital Adequacy Charge":  Defined in Section 14.8.

"Capital Expenditures":  The expenditure of funds or the incurrence of liabilities which may be capitalized in accordance with GAAP.

"Capital Lease":  Any lease which may be capitalized in accordance with GAAP.

"Cash Management Activation Event":  The occurrence of any of the following: (i) the Borrower's failure to maintain Excess Availability of at least [Twenty Million Dollars ($20,000,000)] for three (3) consecutive Business Days or [Seventeen Million Five Hundred Thousand Dollars ($17,500,000)] on any day or (ii) a Suspension Event hereunder; provided, however, that if, following the occurrence of the first two (2) Cash Management Activation Events (other than a Suspension Event) in any of the Borrower's fiscal years, the Borrower maintains Excess Availability of at least Twenty Seven Million Five Hundred Thousand Dollars ($27,500,000) for a period of twenty (20) consecutive Business Days, such Cash Management Activation Event shall be deemed to have been cured and shall cease to exist, and provided, further, however, that Borrower shall be permitted to cure a Cash Management Activation Event pursuant to the immediately preceding proviso no more than twice during each fiscal year of the term of this Loan Agreement.

"Certificate":  Any certificate in form and substance acceptable to the Agents.  Each Certificate shall be deemed to be given under oath by the signatory to such Certificate.

"Change in Control":  The occurrence of any of the following:

(a)        The acquisition after the date hereof, by any group of persons (within the meaning of the Securities Exchange Act of 1934, as amended) or by any Person, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended), directly or indirectly, of 51% or more of the issued and outstanding capital stock of any Borrower having the right to vote for the election of directors of such Borrower.

(b)        More than half of the persons who were directors of the Lead Borrower on the first day of any period consisting of twelve (12) consecutive calendar months (the first of which twelve (12) month periods commencing with the first day of the month  during which this Agreement was executed), cease, for any reason other than death or disability, to be directors of such Borrower, unless (i) the persons succeeding such persons as directors were approved by the board of directors of the Lead Borrower or (ii) the board of directors as thereafter constituted is acceptable to the Administrative Agent.

"Chattel Paper":  Has the meaning given that term in the UCC.

"Closing Date":  The date on which all conditions precedent in Article III of this Agreement are satisfied and the initial Revolving Credit Loans are made under this Agreement.

"Collateral":  Defined in Section 8.1.

"Collateral Agent":     Defined in the Preamble.

"Collateral Interest":  Any interest in property to secure an obligation, including, without limitation, a security interest, mortgage, and deed of trust.

"Commitment":  With respect to each Lender, that respective Lender's Dollar Commitment.

"Concentration Account":  The deposit account established by the Agent over which the Agent has sole dominion and control.

"Consolidated":  When used to modify a financial term, test, statement, or report, refers to the application or preparation of such term, test, statement, or report (as applicable) based upon the consolidation, in accordance with GAAP, with any adjustments or modifications acceptable to the Administrative Agent, of the financial condition or operating results of the Borrowers.

"Cost":  The lower of

(a)        the calculated cost of purchases, based upon the Borrowers' accounting practices, on a retail inventory method, known to the Collateral Agent, which practices are in effect on the date on which this Agreement was executed as such calculated cost is determined from invoices received by the Borrowers; such Borrower's purchase journal; or such Borrower's stock ledger; and

(b)        the cost equivalent of the lowest ticketed or promoted price at which the subject Inventory is offered to the public, after all mark-downs (whether or not such price is then reflected on the Borrowers' accounting system), determined in accordance with the retail method of accounting and reflecting the Borrowers' historic business practices.

 "Costs of Collection":  Includes, without limitation, all attorneys' reasonable fees and reasonable out‑of‑pocket expenses incurred by the Agents' or the Documentation Agent's attorneys, and all reasonable costs incurred by any Agent including, without limitation, reasonable costs and expenses associated with any bankruptcy or insolvency proceeding or travel on behalf of any Agent, where such costs and expenses are directly or indirectly related to or in respect of such Agent's or the Documentation Agent's administration and management of the Liabilities; negotiation, documentation, and amendment of any Loan Document; or efforts to preserve, protect, collect, or enforce the Collateral, the Liabilities, and/or the Agent's Rights and Remedies and/or any of the rights and remedies of such Agent against or in respect of any guarantor or other person liable in respect of the Liabilities (whether or not suit is instituted in connection with such efforts).    The Costs of Collection are Liabilities, and at the Administrative Agent's option may bear interest at the then effective Base Margin Rate.

"Covenant Activation Period":  Any period commencing upon the occurrence of either of the following events (i) the Borrowers' failure to maintain Excess Availability of at least Twenty Seven Million Five Hundred Thousand Dollars ($27,500,000) on any day or (ii) a Suspension Event hereunder, provided, however, that if, following the occurrence of the first two (2) Covenant Activation Periods (other than Covenant Activation Periods initiated on account of a Suspension Event) in any of the Borrower's fiscal years, the Borrower maintains Excess Availability of at least Twenty Seven Million Five Hundred Thousand Dollars ($27,500,000) for a period of sixty (60) consecutive Business Days, such Covenant Activation Period shall cease to exist and provided, further, however, that Borrower shall be permitted to cure a Covenant Activation Period pursuant to the preceding proviso no more than twice during each fiscal year of the term of this Loan Agreement.

"Customer Credit Liability":  Gift certificates, customer deposits, merchandise credits, layaway obligations, frequent shopping programs, and similar liabilities of any Borrower to its retail customers and prospective customers.

"Customs Broker Agreement":   A tri-agreement in form satisfactory to the Collateral Agent, among the Lead Borrower or any Borrower,  and a customs broker or other carrier, in which the customs broker or other carrier acknowledges that it has control over and holds the documents evidencing ownership of the subject Inventory for the benefit of the Collateral Agent and agrees, upon notice from the Collateral Agent, to hold and dispose of the subject Inventory solely as directed by the Collateral Agent.

"DDA":  Any checking or other demand depository account maintained by any of the Borrowers other than an Exempt DDA.

"Deposit Account":  Has the meaning given that term in the UCC.

 "Documentation Agent":  Wells Fargo Retail Finance, LLC.

"Documents":  Has the meaning given that term in the UCC.

"Dollar Commitment":  As set forth on EXHIBIT 2.24(a), annexed hereto, (as such amounts may change in accordance with the provisions of this Agreement).  The aggregate of the Dollar Commitments shall not exceed the Revolving Credit Loan Ceiling.

"Eligible Inventory":  Borrowers' Inventory, at such locations, and of such types, character, quality and quantities, as the Collateral Agent in its discretion from time to time determines to be acceptable for purposes of inclusion in the calculation of the Borrowing Base, as to which the Collateral Agent has a perfected security interest that is prior and superior to all claims and all Encumbrances (other than Permitted Encumbrances, subject to the Collateral Agent's rights to establish Reserves therefore).

In no event, shall  "Eligible Inventory" include: (i) any non‑merchandise inventory (such as labels, bags, and packaging materials) ; (ii) damaged goods, return to vendor merchandise, packaways, consigned inventory, and other similar categories of Goods; and (iii) any Inventory located in any store of the Borrowers which has been closed for business for more than 20 days in any fiscal quarter.

 "Eligible L/C Inventory":  That portion of the Borrowers' Inventory (without duplication of other Eligible Inventory) the purchase of which is supported by a documentary L/C then having an initial expiry of sixty (60) or less days, provided that

(a)        Such Inventory is of such types, character, quality and quantities as the Collateral Agent in its discretion from time to time determines to be Eligible Inventory; and

(b)        The documentary L/C which relate to such shipment names the Collateral Agent as consignee of the subject Inventory and the Collateral Agent has control over the documents which evidence ownership of the subject Inventory (such as by the providing to the Collateral Agent of a Customs Brokers Agreement to the Collateral Agent); and

(c)        Such Inventory has not yet been delivered to the Borrowers' warehouse or distribution center and has been in transit from the applicable foreign location for no more than sixty (60) days.

"Employee Benefit Plan":  As defined in ERISA.

"Encumbrance":  Each of the following:

(a)        Any security interest, mortgage, pledge, hypothecation, lien, attachment, or charge of any kind (including any agreement to give any of the foregoing); the interest of a lessor under a Capital Lease; conditional sale, consignment or other title retention agreement; sale of Accounts or Chattel Paper; or other arrangement pursuant to which any Person is entitled to any preference or priority with respect to the property or assets of another Person or the income or profits of such other Person or which constitutes an interest in property to secure an obligation; each of the foregoing whether consensual or non‑consensual and whether arising by way of agreement, operation of law, legal process or otherwise.

(b)        The filing of any financing statement under the UCC or comparable law of any jurisdiction.

"End Date":  The date upon which both (a) all Liabilities have been indefeasibly paid in full and (b) all obligations of the Agents and Lenders to make loans and advances and to provide other financial accommodations to the Borrowers hereunder shall have been irrevocably terminated.

"Environmental Laws":  All of the following:

(a)        Any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements which regulate or relate to, or impose any standard of conduct or liability on account of or in respect to environmental protection matters, including, without limitation, Hazardous Materials, as are now or hereafter in effect.

(b)        The common law relating to damage to Persons or property from Hazardous Materials.

"Equipment":  Includes, without limitation, Goods which qualify as "equipment" as defined in the UCC, and all of the Borrower's now owned and hereinafter acquired equipment, wherever located, including machinery, data processing and computer equipment and computer hardware and software, whether owned or licensed, and including embedded software, machinery, office equipment store fixtures, furniture, and other goods, property, and assets and any and all attachments, accessions or additions thereto, and substitutions and replacements thereof, wherever located.

"ERISA":  The Employee Retirement Income Security Act of 1974, as amended, together with all orders, regulations and interpretations thereunder or related thereto.

"ERISA Affiliate":  Any Person which is under common control with the Borrowers within the meaning of Section 4001 of ERISA or is part of a group including the Borrowers and which would be treated as a single employer under Section 414 of the Internal Revenue Code of 1986, as amended.

"Events of Default":  Defined in Article X.  Each reference to an "Event of Default" is to an Event of Default that has not been duly waived in writing by the Administrative Agent.  In the event of such due waiver, the so‑waived Event of Default shall be deemed never to have occurred, other than with respect to any post‑default interest which accrued prior to such waiver and with respect to any reimbursement obligation in respect of any Costs of Collection.

"Excess Availability":  The difference between (a) Availability minus (b) all then past due obligations of the Borrowers, including accounts payable which are beyond customary trade terms and rent obligations for leases which are beyond applicable grace periods, provided, however, that at any time that the Borrowing Base is greater than $80,000,000 (or $85,000,000 if the Revolving Credit Loan Ceiling has been increased to $75,000,000 pursuant to Section 2.1(e) hereof), Excess Availability shall be calculated solely by reference to subsection (b) of the definition of Availability and without regard to the Revolving Credit Loan Ceiling in subsection (a) of such definition.

"Exempt DDA":  A depository account maintained by any Borrower, the only contents of which may be transfers from the Operating Account and actually used solely (i) for petty cash purposes; or (ii) for payroll and payroll taxes.

 "Fiscal Year":  Each twelve (12) month accounting period of the Borrowers, which ends on the Sunday closest to January 31 of each year.

 "Fleet Bank":  Fleet National Bank.

"GAAP":  Principles which are consistent with those promulgated or adopted by the Financial Accounting Standards Board and its predecessors (or successors) in effect and applicable to that accounting period in respect of which reference to GAAP is being made.

"General Intangibles":  Includes, without limitation, "general intangibles" as defined in the UCC.

"Goods":  Has the meaning given that term in the UCC.

 "Hazardous Materials":  Any (a) hazardous materials, hazardous waste, hazardous or toxic substances or petroleum products, which (as to any of the foregoing) are defined or regulated as a hazardous material in or under any Environmental Law and (b) oil in any physical state.

"Import Landing Costs":  To the extent not included in the Stated Amount of an L/C, Landing Costs for Inventory, the purchase of which is supported by such L/C, or customs, duty, freight, and other out-of-pocket costs and expenses which will be expended to "land" in transit Inventory and which is not included in invoices for prepaid Inventory.

"Increased Commitment Fee":  The $25,000 fee payable upon the Borrower's election to increase the Revolving Credit Loan Ceiling to $75,000,000 pursuant to Section 2.1(e) hereof.

"Increased Commitment Effective Date":  The date on which the Borrower's election to increase the Revolving Credit Commitment to $75,000,000 becomes effective pursuant to Section 2.1(e) hereof.

"Indebtedness":  All indebtedness and obligations of or assumed by any Person on account of or in respect to any of the following:

(a)        Money borrowed (including any indebtedness which is non‑recourse to the credit of such Person but which is secured by an Encumbrance on any asset of such Person) whether or not evidenced by a promissory note, bond, debenture or other written obligation to pay money;

(b)        Any reimbursement obligations and other liabilities of such Person with respect to surety bonds (whether bid, performance or otherwise), letter of credit or acceptance transactions (including, without limitation, the Stated Amount of all outstanding letters of credit and acceptances issued for the account of such Person, and (without duplication) any amount for which such Person would be obligated to provide reimbursement or for which such Person is liable in connection with a letter of credit or acceptance transaction;

(c)        The provision of recourse in connection with the sale or discount of Accounts or Chattel Paper of such Person;

(d)        On account of recourse or repayment obligations with respect to deposits or advances;

(e)        As lessee under Capital Leases;

(f)         In connection with any sale and leaseback transaction.

(g)        All obligations with respect to redeemable stock and redemption or repurchase obligations under any equity securities issued by such Person.

(h)        Indebtedness of others secured by an Encumbrance on any asset of such Person, whether or not such Indebtedness is assumed by or are a personal liability of such Person.

(i)         Any guaranty, endorsement, suretyship or other undertaking pursuant to which that Person may be liable on account of any obligation of any third party other than on account of the endorsement of checks and other items in the ordinary course; and.

(j)         The Indebtedness of a partnership or joint venture in which such Person is a general partner or joint venturer.

"Indemnified Person":  Defined in Section 14.13.

"Index Business Day":  Any day which is both a Business Day and a day on which the principal market in Eurodollar deposits in London in which Fleet Bank or its successors participate is open for dealings in United States Dollar deposits.

   "Index Loan":  Any Revolving Credit Loan which bears interest at an Index Rate.

"Index Margin":  As determined pursuant to the applicable section of the Margin Pricing Grid set forth in Section 2.11(f), for loans initiated on or after the date when so set, that is to say Index contracts in effect at the time of increases/decreases in margin will remain in effect at the margin originally utilized when the contract was opened.  The margin in effect at a given time will apply to contracts opened at that time and shall be based upon the Margin Pricing Grid. Notwithstanding any of the foregoing to the contrary, for the period from the date hereof through the first Margin Adjustment Date, the Index Margin shall be the 150 basis point Tier I Index Margin.

"Index Offer Rate": With respect to any Index Loan, the rate of interest (rounded upwards, if necessary, to the next 1/100 of 1%) determined by the Administrative Agent to be the highest prevailing rate per annum at which deposits on U.S. Dollars are offered to Fleet Bank, by first-class banks in the Eurodollar market in which Fleet Bank participates at or about 10:00 AM (Boston Time) three (3) Index Business Days before the first day of the Interest Period for the subject Index Loan, for a deposit approximately in the amount of the subject loan for a period of time approximately equal to such Interest Period.

"Index Rate": That per annum rate (calculated on a 360-day year and actual days elapsed) equal to the Index Offer Rate plus the Index Margin except that, in the event that the Administrative Agent determines that any Lender may be subject to the Reserve Percentage, the "Index Rate" shall mean, with respect to any Index Loans then outstanding (from the date on which that Reserve Percentage first became applicable to such loans), and with respect to all Index Loans thereafter made, an interest rate per annum equal to the sum of (a) plus (b), where:

(a)        is the decimal equivalent of the following fraction:

Index Offer Rate

1 minus Reserve Percentage

(b)        is the applicable Index Margin.

"Instruments":  Has the meaning given that term in the UCC.

"Interest Payment Date":  With reference to:

(a)        Each Index Loan: the last day of the Interest Period relating thereto, and the Termination Date and the End Date, except that in respect to an Index Loan with an Interest Period of 180 days, the Interest Payment Dates shall be on the ninetieth (90th) day on such Interest Period and the last day of such Interest Period.

(b)        Each Base Margin Loan: the last Business Day of each month in arrears; the Termination Date; and the End Date.

"Interest Period":

(a)        With respect to each Index Loan: subject to Subsection (b), below, the period commencing on the date of the making or continuation of, or conversion to, the subject Index Loan and ending on the day that corresponds numerically to such date, thirty (30), sixty (60), ninety (90), or one hundred and eighty (180) days  thereafter, as the Lead Borrower may elect by irrevocable notice (pursuant to Section 2.5(b)) to the Administrative Agent.

(b)        The setting of Interest Periods is in all instances subject to the following:

(i)         Any Interest Period for a Index Loan which would otherwise end on a day that is not an Index Business Day shall be extended to the next succeeding Index Business Day, unless that succeeding Index Business Day is in the next calendar month, in which event such Interest Period shall end on the last Index Business Day of the month during which the Interest Period ends.

(ii)        Subject to Subsections (iii) and (iv), below, any Interest Period applicable to an Index Loan, which Interest Period begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period ends, shall end on the last Index Business Day of the month during which that Interest Period ends.

(iii)       Any Interest Period which would otherwise end after the Revolving Credit Termination Date shall end on the Revolving Credit Termination Date.

(iv)       The Lead Borrower shall not select, renew, or convert any interest rate for a Revolving Credit Loan such that, in addition to interest at the Base Margin Rate, there are more than three (3) Interest Periods applicable to Index Loans at any one time.

"Inventory":  Includes, without limitation, "inventory" as defined in the UCC and also all:  packaging, advertising, and shipping materials related to any of the foregoing, and all names or marks affixed or to be affixed thereto for identifying or selling the same; Goods held for sale or lease or furnished or to be furnished under a contract or contracts of sale or service by the Borrowers, or used or consumed or to be used or consumed in the Borrowers' business; Goods of said description in transit: returned, repossessed and rejected Goods of said description; and all Documents (whether or not negotiable) which represent any of the foregoing.

"Inventory Advance Rate":  The following percentages of Eligible Inventory during the periods of each calendar year indicated in the chart below:

Period	Percentage
January	70%
February	70%
March	70%
April	70%
May	70%
June	70%
July	70%
August	72%
September	72%
October	72%
November	72%
December	72%

"Inventory Reserves":  Such Reserves as may be reasonably established from time to time by the Collateral Agent in the Collateral Agent's discretion with respect to the determination of the saleability, at Retail, of the Eligible Inventory or which reflect such other factors as affect the market value of the Eligible Inventory.  Without limiting the generality of the foregoing, Inventory Reserves may include (but are not limited to) reserves based on the following:

(i)         Obsolescence (based upon Inventory on hand beyond a given number of days).

(ii)        Seasonality.

(iii)       Shrinkage.

(iv)       Imbalance.

(v)        Change in Inventory character.

(vi)       Change in Inventory composition.

(vii)      Change in Inventory mix.

(viii)      Markdowns (both permanent and point of sale)

(ix)       Retail mark ons and markups inconsistent with prior period practice and performance; industry standards; current business plans; or advertising calendar and planned advertising events.

(x)        Return to vendors.

(xi)       Damage.

(xii)      Inventory in the possession of any bailee.

 "Issuer":  The issuer of any L/C.

"Landing Costs":  Customs, duty, freight, and other out-of-pocket costs and expenses which will be expended to "land" in transit Inventory, without duplication of  Import Landing Costs.

"Landlord State":  Initially Washington, Virginia, and Pennsylvania and such other states in which a landlord's claim for rent has priority over the Encumbrances of the Collateral Agent in the Collateral.

"L/C":  Any letter of credit, the issuance of which is procured by the Administrative Agent for the account of any Borrower and any acceptance made on account of such letter of credit.

"Lease":  Any lease or other agreement, no matter how styled or structured, pursuant to which any Borrower is entitled to the use or occupancy of any space.

 "Letter of Credit Rights":  Has the meaning given that term in the UCC.

"Liabilities":  The following:

(a)        All and each of the following, whether now existing or hereafter arising under this Agreement or under any of the other Loan Documents:

(i)         Any and all direct and indirect liabilities, debts, and obligations of the Borrowers to any Agent or the Lenders, each of every kind, nature, and description.

(ii)        Each obligation to repay any loan, advance, indebtedness, note, obligation, overdraft, or amount now or hereafter owing by the Borrowers to any Agent or the Lenders, (including all future advances whether or not made pursuant to a commitment by any Agent or the Lenders), whether or not any of such are liquidated, unliquidated, primary, secondary, secured, unsecured, direct, indirect, absolute, contingent, or of any other type, nature, or description, or by reason of any cause of action which any Agent or the Lenders, may hold against the Borrowers.

(iii)       All notes and other obligations of the Borrowers now or hereafter assigned to or held by any Agent or the Lenders, each of every kind, nature, and description.

(iv)       All interest, fees, and charges and other amounts which may be charged by any Agent or the Lenders, to the Borrowers and/or which may be due from the Borrowers to any Agent or the Lenders, from time to time.

(v)        All costs and expenses incurred or paid by  any Agent or the Lenders, in respect of any agreement between the Borrowers and any Agent or the Lenders , or instrument furnished by the Borrowers to any Agent or Lenders (including, without limitation, Costs of Collection, attorneys' reasonable fees, including reasonable fees and expenses of Lenders' Special Counsel, and all court and litigation costs and expenses).

(vi)       Any and all covenants of the Borrowers to or with any Agent or the Lenders, and any and all obligations of the Borrowers to act or to refrain from acting in accordance with any agreement between the Borrowers and any Agent or the Lenders, or instrument furnished by the Borrowers to any Agent or the Lenders.

(vii)      Each of the foregoing as if each reference to "Agent," were to each Affiliate of such Agent and each of the foregoing as if each reference to "Lenders," were to each Affiliate of the Lenders.

(b)        Any and all direct or indirect liabilities, debts, and obligations of the Borrowers to any Agent or the Lenders or any Affiliate of any Agent or Affiliate of any of the Lenders, each of every kind, nature, and description owing on account of any service or accommodation provided to, or for the account of any Borrowers pursuant to this or any other Loan Document, including cash management services, interest rate and hedging products and the issuances of L/C's.

"Liquidation":  The exercise, by the Collateral Agent, of those rights accorded to the Collateral Agent under the Loan Documents or applicable law as a creditor of the Borrowers following and on account of the occurrence of an Event of Default looking towards the realization on the Collateral.  Derivations of the word "Liquidation" (such as "Liquidate") are used with like meaning in this Agreement.

"Loan Account":  Defined in Section 2.8.

"Loan Documents":  This Agreement, each instrument and document executed and/or delivered as contemplated by Article III, below, each instrument and document executed and/or delivered as contemplated by Article III or Article V, hereof, (including without limitation the fee letters by and between any of the Agents and the Borrowers or any of the Lenders and the Borrowers)and each other instrument or document from time to time executed and/or delivered in connection with the arrangements contemplated hereby or in connection with any transaction with any Agent or any Affiliate of any Agent or, including, without limitation, any transaction which arises out of any cash management (including any ACH transfer arrangements), depository, investment, letter of credit, or interest rate protection, or equipment leasing services provided by any Agent or any Affiliate of any Agent, as each may be amended from time to time.

"Margin Adjustment Date":  As defined in Section 2.11(f)

"Margin Pricing Grid":  Provides for periodic adjustment to the interest rate to be charged on Revolving Credit Loans based upon the level of Excess Availability then existing and is shown in Section 2.11(f).

"Material Accounting Change":  Any change in GAAP applicable to accounting periods subsequent to the Borrowers' fiscal year most recently completed prior to the execution of this Agreement, if such change has a material effect on the Borrowers' financial condition or operating results, as reflected on financial statements and reports prepared by or for the Borrowers, when compared with such condition or results as if such change had not taken place, or where preparation of the Borrowers' statements and reports in compliance with such change results in the breach of a financial performance covenant imposed pursuant to Section 5.12, where such a breach would not have occurred if such change had not taken place or visa versa.

"Maturity Date": April 15, 2006, or if such day is not a Business Day, the next succeeding Business Day.

"Notice Address":       With respect to the Administrative Agent, as provided in Section 12.1.

            With respect to the Collateral Agent, as provided in Section 12.1.

            With respect to any Lender, as indicated adjacent to such Lender's signature at the foot of this Agreement.  With respect to any Person who becomes a Lender hereafter pursuant to Section 7.2 of the Agency Agreement, as indicated in the Assignment and Acceptance of such Person.

            Each Notice Address is subject to change as provided in Section 12.1.

"Operating Account":   Defined in Section 7.3(a)(iii).

"Overloan":  A loan, advance, or providing of credit support (such as the issuance of any L/C) to the extent that, at the time it is made, it exceeds Availability immediately prior to or following the making of such loan, advance, or providing of credit support.

"Participant":  Defined in Section 14.16.

"Payment Intangible":  Has the meaning given that term in the UCC.

"Percentage Commitment":  As set forth on EXHIBIT 2.24(a), annexed hereto, reflecting, with respect to any Lender, the ratio of (i) the amount of the Dollar Commitment of such Lender to (ii) the Aggregate Commitments of all Lenders (as such percentage may change in accordance with the provisions of this Agreement).

"Permissible Disposition":     Defined in Section 4.14(d).

"Permissible Overloans":  Defined in the Agency Agreement.

"Permitted Encumbrances":  The following:

(a)        Encumbrances in favor of the Collateral Agent.

(b)        Those Encumbrances (if any) listed on EXHIBIT 4.7, annexed hereto.

(c)        Liens securing the payment of taxes, either not yet overdue or the validity of which is being contested in good faith by the Borrowers and for which the Borrowers have established adequate cash reserve; non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of Borrowers' business to the extent such liens secure (i) indebtedness that is not overdue, (ii) indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or are being contested by the Borrowers in good faith by appropriate proceedings diligently pursued, in each instance prior to the commencement of foreclosure or other similar proceedings and provided that adequate reserves therefor have been set aside on the Borrowers' books (provided, however, that the inclusion of any of the foregoing as "Permitted Encumbrances" shall not affect their respective relative priorities vis a vis the security interests created herein), or (iii) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of real property.

(d)        Deposits under workmen's compensation, unemployment insurance and social security laws, or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds arising in the ordinary course of business.

(e)        Landlord's liens arising by operation of law where waivers have not been obtained.

(f)         Purchase money security interests or capitalized equipment leases on any Equipment acquired or held by the Borrowers in the ordinary course of business and securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such Equipment; provided however that (i) any such Encumbrance attaches to such property concurrently with or within twenty (20) days after the acquisition thereof, (ii) such Encumbrance attaches solely to the Equipment so acquired in such transaction and (iii) the principal amount of the Indebtedness secured thereby does not exceed 100% of the cost of such Equipment.

 "Person":  Any  individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, entity, party or foreign or United States government (whether federal, state, county, city, municipal or otherwise), including, without limitation, any instrumentality, division, agency, body or department thereof.

"Proceeds":  Includes, without limitation, "Proceeds" as defined in the UCC (defined below), and proceeds of all Collateral.  In respect to Inventory, Proceeds includes all Receipts, Accounts, Chattel Paper, Payment Intangibles, Letter of Credit Rights, Documents, Instruments, Deposit Accounts and Supporting Obligations arising upon the sale thereof.

"Pro Rata":     (a) With respect to any Lender vis a vis any other Lender, a fraction (expressed as a percentage), the numerator of which shall be the amount of such Lender's Dollar Commitment and the denominator of which shall be the Aggregate Commitment, as adjusted from time to time in accordance with the provisions of Section 7.1 of the Agency Agreement, provided that, if all Commitments have been terminated, the numerator shall be the unpaid amount of such Lender's Loans and its interest in L/C exposure and the denominator shall be the aggregate unpaid principal amount of all unpaid Loans and L/C exposure.

"Receipts":  All cash, cash equivalents, checks, and credit card slips and receipts as arise out of the sale of the Inventory and other Collateral.

 "Regulatory Change":  Defined in Section 2.21(c).

"Reporting Activation Event":   The occurrence of either of the following: (i) the failure of Borrowers to maintain Excess Availability of at least Twenty Million Dollars ($20,000,000) for three (3) consecutive Business Days or Seventeen Million Five Hundred Thousand ($17,500,000) on any Business Day, or (ii) a Suspension Event hereunder, provided, however, that, if following the occurrence of the first two (2) Reporting Activation Events (other than a Suspension Event in any fiscal year), the Borrowers maintain Excess Availability of at least Twenty Seven Million Five Hundred Thousand Dollars ($27,500,000) for sixty (60) consecutive Business Days, the Reporting Activation Event shall be deemed to have ceased to exist and provided, further, however that Borrower shall be permitted to cure a Reporting Activation Event pursuant to the immediately preceding proviso no more than twice in any fiscal year.

"Requirement of Law":  As to any Person:

(a)        (i)         All statutes, rules, regulations, orders, or other requirements having the force of law and (ii) all court orders and injunctions, arbitrator's decisions, and/or similar rulings, in each instance ((i) and (ii)) of or by any federal, state, municipal, and other governmental authority, or court, tribunal, panel, or other body which has or claims jurisdiction over such Person, or any property of such Person, or of any other Person for whose conduct such Person would be responsible.

(b)        That Person's charter, certificate of incorporation, articles of organization, and/or other organizational documents, as applicable; and

(c)        That Person's by‑laws and/or other instruments which deal with corporate or similar governance, as applicable.

"Reserves":  The following: Availability Reserves and Inventory Reserves.

"Reserve Percentage":   The decimal equivalent of that rate applicable to a Lender under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement of that Lender with respect to "Eurocurrency liabilities" as defined in such regulations.  The Reserve Percentage applicable to a particular Index Loan shall be based upon that in effect during the subject Interest Period, with changes in the Reserve Percentage which take effect during such Interest Period to take effect (and to consequently change any interest rate determined with reference to the Reserve Percentage) if and when such change is applicable to such loans.

"Revolving Credit":   Defined in Section 2.1(a).

"Revolving Credit Commitment Fee":   Defined in Section 2.12(a).

"Revolving Credit Early Termination Fee":   Defined in Section 2.15.

"Revolving Credit Loans":  Defined in Section 2.1(a).

"Revolving Credit Loan Ceiling":   Initially Seventy Million Dollars ($70,000,000), provided, however, that if Lead Borrower elects to increase the Revolving Credit Loan Ceiling to $75,000,000 pursuant to Section 2.1(e) hereof, the Revolving Credit Loan Ceiling shall mean $75,000,000 from and after the Increased Commitment Effective Date.

"Revolving Credit Note":  Defined in Section 2.9.

"Revolving Credit Obligations":  The aggregate of the Borrowers' liabilities, obligations, and indebtedness of any character on account of or in respect to the Revolving Credit.

"Stated Amount":  The maximum amount for which an L/C may be honored, less any amounts already drawn thereunder.

"Subsidiary":   Any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time stock of any other class of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by any Borrower, or any partnership, joint venture or limited liability company of which more than fifty percent (50%) of the outstanding equity interests are at the time, directly or indirectly, owned by any Borrower or any partnership of which any Borrower is a general partner.

"Supporting Obligation":  Has the meaning given that term in the UCC and also refers to a Letter-of-Credit Right or secondary obligation which supports the payment or performance of an Account, Chattel Paper, a Document, a General Intangible, an Instrument, or Investment Property.

"Suspension Event":  Any occurrence, circumstance, or state of facts which (a) is an Event of Default; or (b) would become an Event of Default if any requisite notice were given and/or any requisite period of time were to run and such occurrence, circumstance, or state of facts were not absolutely cured within any applicable grace period.

"SwingLine":  The facility pursuant to which the SwingLine Lender may advance SwingLine Loan to the Borrower aggregating up to the SwingLine Loan Ceiling.

"SwingLine Ceiling":  $5,000,000.

"SwingLine Lender":  Fleet Retail Finance Inc., or another financial institution designated by the Administrative Agent.

"SwingLine Loans":  Defined in Section 2.7(a).

"SwingLine Note":  Defined in Section 2.7(c).

"Tax":   In relation to any Index Loans and the applicable Index Rate, any tax, levy, impost, duty, deduction, withholding or charges of whatever nature required to be paid by the Agent and/or (ii) to be withheld or deducted from any payment otherwise required hereby to be made by the Borrowers to the Agent; provided, that the term "Tax" shall not include any taxes imposed upon the net income of the Agent.

"Termination Date":  The earliest of (a) the Maturity Date; or (b) the occurrence of any event described in Section 10.11, below; or (c) the date set as the Termination Date in a notice by the Agent to the Lead Borrower on account of the occurrence of any Event of Default other than as described in Section 10.11, below..

"Transfer":  Wire transfer pursuant to the wire transfer system maintained by the Board of Governors of the Federal Reserve Board, or as otherwise may be agreed to from time to time by the Administrative Agent. Wire instructions may be changed in the same manner that Notice Addresses may be changed pursuant to Section 12.1 of this  Agreement, except that no change of the wire instructions for Transfers to the Agent shall be effective without the consent of the Administrative Agent.

"UCC":  The Uniform Commercial Code as presently in effect in Massachusetts (Mass. Gen. Laws, Ch. 106) as used herein in the context of any definitions; otherwise, as in effect from time to time is Massachusetts.

"Unused Line Fee":   Defined in Section 2.14.

ARTICLE II. - The Revolving Credit

2.1              Establishment of Revolving Credit

(a)    The Lenders  hereby establish a revolving line of credit (the "Revolving Credit") in the Borrowers' favor pursuant to which the Lenders, acting through the Administrative Agent,  shall make loans and advances and otherwise provide financial accommodations to and for the account of the Borrowers until the Maturity Date equal to each Lender's Pro Rata share of advances (each, a "Revolving Credit Loan") as provided herein in each instance equal to its applicable Percentage Commitment of  Availability, up to the maximum amount of its applicable Dollar Commitment (as such Dollar Commitment may be increased as provided in Section 2.1(e) hereof).  The obligations of each Lender hereunder shall be several and not joint.

(b)   Loans, advances, and financial accommodations under the Revolving Credit shall be made with reference to the Borrowing Base and shall be subject to Availability.  The Borrowing Base and Availability shall be determined by the Collateral Agent by reference to Borrowing Base Certificates furnished as provided in Section 5.4 below (subject to Reserves established by the Collateral Agent):

(c)    The commitment of each Lender to provide such loans, advances, and financial accommodations is subject to Section 2.2.

(d)   The proceeds of borrowings under the Revolving Credit shall be used solely to (i) repay the Borrowers existing obligations to Bank of America in an amount not to exceed $45,000,000 and (ii) for working capital, letters of credit and Capital Expenditures and other general corporate purposes of the Borrower in accordance with the Business Plan, all solely to the extent permitted by this Agreement.  No proceeds of a borrowing under the Revolving Credit may be used, nor shall any be requested, with a view towards the accumulation of any general fund or funded reserve of the Borrowers other than in the ordinary course of the Borrowers' business and consistent with the provisions of this Agreement.

(e)    At any time on or before April 15, 2005, the Lead Borrower shall have the one time right to elect to permanently increase the Revolving Credit Loan Ceiling by Five Million Dollars ($5,000,000) to Seventy Five Million Dollars ($75,000,000) by written notice to Agent, provided that (i) no Cash Management Activation Event exists hereunder at the time that the Lead Borrower notifies Agent of its election so to increase the Revolving Credit Loan Ceiling and no Cash Management Activation Event  has existed at any time during the period of one hundred eighty (180) days immediately prior to such date; (ii) the Lead Borrower provides the Administrative Agent with at least thirty (30) days prior written notice of its intention to effectuate such an increase; (iii) the Lead Borrower provides the Administrative Agent with a Business Plan, which plan is satisfactory in form and substance to Administrative Agent in its reasonable judgment and includes projections based on reasonable assumptions which forecast that the Borrower will have Excess Availability of at least $27,500,000 during the twelve (12) month period following the month in which such increase becomes effective; and (v) the Borrower pays to the Administrative Agent an Increased Commitment Fee, for the pro rata account of the Lenders, of $25,000.  Such increase in the Revolving Credit Ceiling shall become effective on a date ("Increased Commitment Effective Date") designated by Borrower which is at least thirty (30) days after the date of Borrower's notice.  In the event that the Lead Borrower elects to increase the Revolving Credit Ceiling, the $5,000,000 increase in the Revolving Credit Loan Commitment shall be allocated Pro Rata amongst the Lenders and each Lender's Dollar Commitment shall automatically increase by an amount equal to the product obtained by multiplying (A) $5,000,000, times, (B) such Lender's Percentage Commitment on the Increased Commitment Effective Date.  The Borrowers agree to pay the Lender's fees and expenses including reasonable attorneys fees in connection with any increase of the Revolving Credit Loan Ceiling.

2.2  Advances in Excess of Borrowing Base (Overloans)

(a)    No Lender has any obligation to make any loan or advance, or otherwise to provide any credit to or for the benefit of the Borrowers where the result of such loan, advance, or credit is an Overloan except in respect to Permissible Overloans which the Agents deem prudent.

(b)   The Lenders' obligations, among themselves, are subject to Section 3.3 of the Agency Agreement(which relates to each Lender's making amounts available to the Administrative Agent) and to Sections 6.1(d) and 6.5(a) of the Agency Agreement (which relate to Permissible Overloans).

(c)    The Lenders' providing of an Overloan on any one occasion does not affect the obligations of the Borrowers hereunder (such as the Borrowers' obligation to immediately repay any amount which otherwise constitutes an Overloan) nor shall it obligate the Lenders to do so on any other occasion.

2.3  Risks of Value of Collateral.

Any reference to a given asset in connection with the making of loans, credits, and advances and the providing of financial accommodations under the Revolving Credit and/or the monitoring of compliance with the provisions hereof shall not be deemed a determination by any Agent or the Lenders relative to the actual value of the asset in question.  All risks concerning the value of the Collateral are and remain upon the Borrowers.  All Collateral secures the prompt, punctual, and faithful performance of the Liabilities whether or not relied upon by the Agents in connection with the making of loans, credits, and advances and the providing of financial accommodations under the Revolving Credit.

2.4  Commitment to Make Revolving Credit Loans and Support Letters of Credit.

Subject to the provisions of this Agreement, the Lenders shall make a loan or advance under the Revolving Credit and the Administrative Agent shall endeavor to have an L/C issued for the account of the Borrowers, in each instance if duly and timely requested by the Lead Borrower as provided herein provided that:

(a)    No Overloan is then outstanding and none will result therefrom.

(b)   Subject to Section 2.5(h) hereof, no Suspension Event or Event of Default exists and none will be created by the issuance of the Letter of Credit or the making of such Revolving Credit Loan.

2.5  Revolving Credit Loan Requests.

(a)     Requests for loans and advances under the Revolving Credit or for the continuance or conversion of an interest rate applicable to a Revolving Credit Loan may be requested by the Lead Borrower in such manner as may from time to time be reasonably acceptable to the Administrative Agent.

(b)   Subject to the provisions of this Agreement, the Lead Borrower may request a Revolving Credit Loan and elect an interest rate and Interest Period to be applicable to that Revolving Credit Loan by giving notice to the Administrative Agent by no later than the following:

(i)                  If such Revolving Credit Loan is to be or is to be converted to a Base Margin Loan: By 1:00 PM Boston time on the Business Day on which the subject Revolving Credit Loan is to be made or is to be so converted .  Base Margin Loans requested by the Lead Borrower, other than those resulting from the conversion of a Index Loan, shall not be less than $10,000.00.

(ii)                If such Revolving Credit Loan is to be or is to be converted to a an Index Loan:  By 1:00 PM Boston time, three (3) Index Business Days before the commencement of any new Interest Period or the end of the then applicable Interest Period.  Index Loans and conversions to Index Loans shall each be not less than $1,000,000.00 and in increments of $100,000.00 in excess of such minimum.

(iii)                Any Index Loan which matures while a Suspension Event is extended may be converted, at the option of the Administrative Agent, to a Base Margin Loan notwithstanding any notice from the Lead Borrower that such Revolving Credit Loan is to be continued as a Index Loan.

(c)    Any request for a Revolving Credit Loan  or for the continuance or conversion of a Revolving Credit Loan which is made after the applicable deadline therefor, as set forth above, shall be deemed to have been made at the opening of business on the then next Business Day or Index Business Day, as applicable, unless the Administrative Agent, in its discretion, determines to deem it to have been made earlier.  Each request for  a Revolving Credit Loan or for the conversion of a Revolving Credit Loan shall be made in such manner as may from time to time be acceptable to the Administrative Agent.

(d)   INTENTIONALLY OMITTED .

(e)    The Lead Borrower may request that the Administrative Agent cause the issuance of L/C's for the account of the Borrowers as provided in Section 2.18.

(f)     The Administrative Agent may rely on any request for a loan or advance, or other financial accommodation under the Revolving Credit which the Administrative Agent, in good faith, believes to have been made by a Person duly authorized to act on behalf of the Lead Borrower and may decline to make any such requested loan or advance, or issuance, or to provide any such financial accommodation pending the Administrative Agent's being furnished with such documentation concerning that Person's authority to act as may be satisfactory to the Administrative Agent.

(g)    A request by the Lead Borrower for loan or advance or other financial accommodation under the Revolving Credit shall be irrevocable and shall constitute certification by each Borrower that as of the date of such request, each of the following is true and correct:

(i)                  There has been no material adverse change in the Borrowers' financial condition (taken as a whole) from the most recent financial information furnished Administrative Agent or any Lender pursuant to this Agreement.

(ii)                Each representation, not relating to a specific date, which is made herein or in any of the Loan Documents is then true and correct in all material respects as of and as if made on the date of such request (except (A) to the extent of changes resulting from transactions contemplated or permitted by this Agreement or the other Loan Documents and changes occurring in the ordinary course of business which singly or in the aggregate are not materially adverse and (B) to the extent that such representations and warranties expressly relate to an earlier date)..

(iii)               No Suspension Event then exists.

(h)    If, at any time or from time to time, a Suspension Event or Event of Default exists,

(i)                  The Administrative Agent may suspend the Revolving Credit immediately, in which event neither the Administrative Agent nor the Lenders shall be obligated during such suspension to make any loans or advances or to provide any financial accommodation hereunder or to seek the issuance of any L/C.

(ii)                The Administrative Agent may suspend the right of the Lead Borrower to request any Index Loan or to convert any Base Margin Loan to a Index Loan.

2.6  Making Of Revolving Credit Loans

(a)    A loan or advance under the Revolving Credit  shall be made by the Transfer of the proceeds of such loan or advance to the Disbursement Account or as otherwise instructed by the Lead Borrower.

(b)   A loan or advance shall be deemed to have been made under the Revolving Credit (and the Borrowers shall be indebted to the Agent or Lenders for the amount thereof immediately) upon the Agent's initiation of the Transfer of the proceeds of such loan or advance in accordance with the Lead Borrower's instructions (if such loan or advance is of funds requested by the Lead Borrower) or the charging of the amount of such loan to the Loan Account (in all other circumstances).

(c)    There shall not be any recourse to or liability of the Agent or Lenders (except to the extent caused by the gross negligence or willful misconduct of the Agent or Lenders as determined by a court of competent jurisdiction), on account of:

(i)                  Any delay in the making of any loan or advance requested under the Revolving Credit.

(ii)                Any delay by any bank or other depository institution in treating the proceeds of any such loan or advance as collected funds.

(iii)               Any delay in the receipt, and/or any loss, of funds which constitute a loan or advance under the Revolving Credit, the wire transfer of which was properly initiated by the Agent or Lenders in accordance with wire instructions provided to the Agent by the Lead Borrower).

2.7  SwingLine Loans.

(a)    For ease of administration of Revolving Credit Loans, Revolving Credit Loans which are Base Margin Loans may be made by the Agent, as a SwingLine Lender (in the aggregate, the "SwingLine Loans") in accordance with the procedures set forth in this Agreement for the making of Revolving Credit Loans. The unpaid principal balance of the SwingLine Loans shall not at any one time be in excess of the SwingLine Loan Ceiling (which SwingLine Loan Ceiling is subject to amendment from time to time, by reasonable advance notice by the Agent to the Lead Borrower).

(b)   The aggregate unpaid principal balance of SwingLine Loans shall bear interest at the rate applicable to Base Margin Loans and shall be repayable as a Revolving Credit Loan under the Revolving Credit.

(c)    The Borrower's obligation to repay SwingLine Loans may be evidenced by a Note in the form of EXHIBIT 2.7 ("SwingLine Note"), executed by the Borrowers and payable to the Agent.  Neither the original nor a copy of the SwingLine Note shall be required  to establish or prove any Liability.   Upon the Lead Borrower being provided with an affidavit (which shall include an indemnity reasonably satisfactory to the Lead Borrower) from the Agent to the effect that the SwingLine Note has been lost, mutilated, or destroyed, the Borrowers shall execute and deliver a replacement of any SwingLine Note to the Agent.

(d)   For all purposes of this Loan Agreement, the SwingLine Loans and the Borrower's obligations to the Agent constitute Revolving Credit Loans and are secured as "Liabilities".

(e)    SwingLine Loans may be subject to periodic settlement with the Lenders.

2.8  The Loan Account.

(a)    An account ("Loan Account") shall be opened on the books of the Agent in which a record shall be kept of all loans and advances made under the Revolving Credit.

(b)   The Agent may also keep a record (either in the Loan Account or elsewhere, as the Agent may from time to time elect) of all interest, fees, service charges, costs, expenses, and other debits owed to the Agent and the Lender on account of the Liabilities and of all credits against such amounts so owed.

(c)    All credits against the Liabilities shall be conditional upon receipt of final payment to the Agent and the Lenders of the items giving rise to such credits.  The amount of any item credited against the Liabilities which is charged back against the Agent or the Lenders for any reason or is not so paid shall be a Liability and shall be added to the Loan Account, whether or not the item so charged back or not so paid is returned.

(d)   Except as otherwise provided herein, all fees, service charges, costs, and expenses for which the Borrowers are obligated hereunder are payable on demand.  In the determination of Availability, the Agent may deem fees, service charges, accrued interest (except for interest charged on Index Loans, which, absent the occurrence of an Event of Default, shall be charged on the maturity date of the Index contract), and other payments which will be due and payable between the date of such determination and the first day of the then next succeeding month as having been advanced under the Revolving Credit whether or not such amounts are then due and payable.

(e)    The Agent, without the request of the Lead Borrower, may advance under the Revolving Credit any interest, fee, service charge, or other payment to which the Agent or the Lenders is entitled from the Borrowers pursuant hereto and may charge the same to the Loan Account notwithstanding that such amount so advanced may result in Borrowing Base's being exceeded.  Any amount which is added to the principal balance of the Loan Account as provided in this Section 2.7(e) shall bear interest , at the interest rate then and thereafter applicable to Base Margin Loans.  Such action on the part of the Agent shall not constitute a waiver of the Agent's right or the Borrowers' obligations under Section 2.10(b).

(f)     Any statement rendered by the Agent or the Lenders to the Borrowers concerning the Liabilities shall, in the absence of manifest error, be considered correct and accepted by the Borrowers and shall be conclusively binding upon the Borrowers unless the Lead Borrower provides the Agent with written objection thereto within forty five (45) days from the mailing of such statement, which written objection shall indicate, with particularity, the reason for such objection.  In the absence of manifest error, the Loan Account and the Agent's and Lenders' books and records concerning the loan arrangement contemplated herein and the Liabilities shall be prima facie evidence and proof of the items described therein.

2.9  The Revolving Credit Note.

The Borrowers' obligation to repay loans and advances under the Revolving Credit, with interest as provided herein, may be evidenced by one or more Notes (each, a "Revolving Credit Note") in the form of EXHIBIT 2.9, annexed hereto, executed by the Lead Borrower on behalf of itself and the other Borrowers, payable to each Lender in the amount of its Dollar Commitment.  Neither the original nor a copy of any Revolving Credit Note shall be required, however, to establish or prove any Liability.  Upon the Lead Borrower being provided with an affidavit (which shall include an indemnity reasonably satisfactory to the Lead Borrower) from the Lenders to the effect that the Revolving Credit has been lost, mutilated, or destroyed, the Borrower on behalf of itself and the other Borrowers shall execute and deliver a replacement thereof to the Lenders.

2.10          Payment of the Loan Account.

(a)    Subject to Section 2.15 hereof, the Borrowers may repay all or any portion of the principal balance of the Loan Account from time to time until the Termination Date.

(b)   The Borrowers, without notice or demand from the Agent, shall pay the Agent that amount, from time to time, which is necessary so that there is no Overloan outstanding.

(c)    The Borrowers shall repay the then entire unpaid balance of the Revolving Credit and all other Liabilities on the Termination Date.

(d)   The Agent shall endeavor to cause payments, pursuant to Sections 2.10(a) and 2.10(b), to be applied in accordance with Section 7.5(a) of this Agreement. The Agent shall endeavor to cause those application of payments (if any), pursuant to Sections 2.10(a) and 2.10(b) against Index Loans then outstanding in such manner as results in the least cost to the Borrowers, but shall not have any affirmative obligation to do so nor liability on account of the Agent's failure to have done so.  In no event shall action or inaction taken by the Agent excuse the Borrowers from any indemnification obligation under Section 2.10(e)

(e)    Upon the request of the Agent, the Borrowers shall indemnify the Agent and Lenders and hold the Agent and Lenders harmless from and against any loss, cost or expense (including loss of anticipated profits) which the Agent or Lenders may sustain or incur (including, without limitation, by virtue of acceleration after the occurrence of any Event of Default) as a consequence of any of the following:

(i)                  Default by the Borrowers in payment of the principal amount of or any interest on any Index Loan as and when due and payable, including any such loss or expense arising from interest or fees payable by the Agent or Lenders in order to maintain its Index Loans.

(ii)                Default by the Borrowers in making a borrowing or conversion  after the Borrowers has given (or is deemed to have given) a request for a Revolving Credit Loan or a request to convert a Revolving Credit Loan from one applicable interest rate to another.

(f)     The making of any payment on an Index Loan or the making of any conversion of any such Loan to a Base Margin Loan on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by the Agent and Lenders as "breakage fees".

2.11          Interest On Revolving Credit Loans.

(a)    Each Revolving Credit Loan which consists of a Base Margin Loan shall bear interest at the Base Margin Rate (determined based upon a 360-day year and actual days elapsed), unless and until it is made as, or is converted to, an Index Loan pursuant to Section 2.5 hereof.

(b)   Each Revolving Credit Loan which consists of an Index Loan shall bear interest at the applicable Index Rate (determined based upon a 360-day year and actual days elapsed)

(c)    Subject to, and in accordance with, the provisions of this Agreement, the Lead Borrower may cause all or a part of the unpaid principal balance of Revolving Credit Loans to bear interest at the Base Margin Rate or the Index Rate as specified from time to time by the Lead Borrower.

(d)   The Lead Borrower shall not select, renew, or convert any interest rate for a Revolving Credit Loan such that, in addition to interest at the Base Margin Rate, there are more than three (3) Index Periods applicable to the outstanding Index Loans at any one time.

(e)    The Borrowers shall pay accrued and unpaid interest on each Revolving Credit Loan in arrears on the applicable Interest Payment Date therefor.  Following the occurrence of any Event of Default (and whether or not the Agent exercises the Agent's rights on account thereof), all Revolving Credit Loans shall bear interest, at the option of the Agent, at rate which is the aggregate in the case of Base Margin Loan, of the then applicable Base Margin Rate plus two percent (2%) per annum, and in the case of Index Loans, the then applicable Index Rate plus two percent (2%) per annum.

(f)     The Index Margin and Base Margin shall be reset quarterly, effective as of  the first day of each of the Borrower's fiscal quarters (the "Margin Adjustment Date"), commencing on August 1, 2002, based upon the Margin Pricing Grid set forth below, subject to the provisions in the definitions of "Base Margin" and "Index Margin" and the provisions of the paragraph following the Margin Pricing Grid:

MARGIN PRICING GRID

Tier	Average Availability*	Index MARGIN (Basis Points)	BASE MARGIN (Percentage)
I	≥ = $27,500,000	1.50%	0.00%
II	≥ = $20,000,000 and ≤ $27,500,000	1.75%	0.25%
III	≤ = $20,000,000	2.00%	0.5%

From the date hereof through the First Margin Adjustment Date, the Level I Index Margin and Base Rate Margin shall be in effect. If a Suspension Event has occurred and is continuing at the time any reduction in the Index Margin and Base Margin is to be implemented, that reduction shall be deferred until the next Margin Adjustment Date following the date on which such is waived or cured.

2.12          Revolving Credit Commitment Fee.

(a)    As compensation for the respective commitments of the Lenders at the execution of this Agreement to make loans and advances to the Borrowers under the Revolving Credit and as compensation for the Lenders' maintenance of sufficient funds available for such purpose, the Borrower shall pay the Agent, for the ratable benefit of the Lenders, on the Closing Date, the  "Revolving Credit Commitment Fee" of $262,500 which fee shall be fully earned and payable at Closing and not subject to refund under any circumstances.

2.13          Agent's Fee.

In addition to any other fee or expense to be paid by the Borrowers on account of the Revolving Credit, the Borrower shall pay an "Agent's Fee" to Agents of $24,000 per annum, which Agent's Fee shall be payable in installments of two thousand dollars ($2,000) per month on or before the first day of each calendar month through the Termination Date.

2.14          Unused Line Fee.

In addition to any other fee to be paid by the Borrowers on account of the Revolving Credit, the Borrowers shall pay the Agent, for the ratable benefit of the Lenders, an "Unused Line Fee".  The Unused Line Fee shall equal thirty one hundredths of one percent (0.30%) per annum of the average difference, during the month just ended (or relevant period with respect to the payment being made on the Termination Date) between the Revolving Credit Loan Ceiling then in effect and the sum of (i) the unpaid principal balance of the Loan Account and (ii) the Stated Amount of L/Cs.  The Unused Line Fee shall be paid in arrears, on the first day of each quarter after the execution of this Agreement and on the Termination Date.

2.15          Early Termination Fee.

In the event that the Termination Date occurs, or the Liabilities are paid in full, for any reason, prior to the Maturity Date, the Borrowers shall pay to the Agent, for the ratable benefit of the Lenders, the "Revolving Credit Early Termination Fee" determined and payable as follows:

(a)    One-half of one percent (0.50%) of the Revolving Credit Loan Ceiling then in effect if repaid on or before the first anniversary date of this Agreement; and

(b)   Zero percent (0%) of the Revolving Credit Loan Ceiling if repaid at any time after the first anniversary date of this Agreement.

2.16          Concerning Fees.

(a)    In addition to any other right to which the Lenders are then entitled on account thereof, the Agent may assess, for the benefit of the Lenders, an additional fee payable by the Borrowers on account of the accommodation, from time to time, by the Agent or the Lenders of the Borrowers' request that the Agent or Lenders depart or dispense with one or more of the administrative provisions of this Agreement and/or the Borrowers' failure to comply with any of such provisions.

(i)                  By way of non‑exclusive example, the Agent may assess a fee on account of any of the following:

(A)              The Borrowers' failure to pay that amount which is necessary so that any Overloan is eliminated (as required under Section 2.10(b) hereof).
(B)              The providing of a loan or advance under the Revolving Credit or charging of the Loan Account which would result in an Overloan.
(C)              The foreshortening of any of the time frames with respect to the making of Revolving Credit Loans as set forth in Section 2.5.
(D)              The Borrowers' failure to provide a financial statement or report within the applicable timeframe provided for such report under Article V hereof.

(ii)                The inclusion of the foregoing right on the part of the Agent to assess a fee does not constitute an obligation, on the part of the Agent, to waive any provision of this Agreement under any circumstances.  The assessment of any such fee in any particular circumstance shall not constitute the Agent's or Lenders' waiver of any breach of this Agreement on account of which such fee was assessed nor a course of action on which the Borrowers may rely.

(b)   The Borrowers shall not be entitled to any credit, rebate or repayment of the Revolving Credit Commitment Fee, Agent's Fee, Unused Line Fee, Revolving Credit Early Termination Fee, or other fee earned by the Lenders pursuant to this Agreement or any Loan Document notwithstanding any termination of this Agreement or suspension or termination of the Agent's or Lender's obligation to make loans and advances hereunder.

2.17          Agent's  Discretion.

(a)    Each reference in the Loan Documents to the exercise of discretion or the like by the Agent or the Lenders shall be to that Person's exercise of its judgment, in good faith based upon that Person's consideration of any such factor as that Person,  taking into account information of which that Person then has actual knowledge, believes:

(i)                  Would reasonably be expected to affect the value of the Collateral, the enforceability of the Agent's Collateral Interests therein, or the amount which the Agent would likely realize therefrom (taking into account delays which may possibly be encountered in the Agent's realizing upon the Collateral and likely Costs of Collection);

(ii)                Indicates that any report or financial information delivered to the Agent or the Lenders by or on behalf of the Borrowers is incomplete, inaccurate, or misleading in any material manner or was not prepared in accordance with the requirements of this Agreement;

(iii)               Suggests an increase in the likelihood that the Borrowers will become the subject of a bankruptcy or insolvency proceeding; or

(iv)              That any Borrower is Suspension Event.

(b)   In the exercise of such judgment, the Agent and the Lenders also may take into account any of the following factors:

(i)                  Those included in, or tested by, the definitions of "Eligible Inventory", "Eligible L/C Inventory", "Retail," and "Cost", or any terms subsumed with those terms;

(ii)                Changes to the current financial and business climate of the industry in which the Borrowers compete (having regard for the Borrowers' position in that industry);

(iii)               Changes to macroeconomic conditions which have a material effect on the Borrowers' cost structure;

(iv)              Material changes in or to the mix of the Borrowers' Inventory;

(v)                Changes reflecting seasonality with respect to the Borrowers' Inventory and patterns of retail sales; and

(vi)              Changes in such other factors as the Agent and Lenders determine as having a material bearing on credit risks associated with the providing of loans and financial accommodations to the Borrowers.

(c)    The burden of establishing the failure of the Agent or the Lenders to have acted in a reasonable manner in such Person's exercise of discretion shall be the Borrowers' and may be met only by clear and convincing evidence.

2.18          Procedures For Issuance Of L/C's.

(a)    The Lead Borrower may request that the Agent cause the issuance of L/C's for the account of the Borrower.  Each such request shall be in such manner as may from time to time be acceptable to the Agent.

(b)   The Agent will endeavor to cause the issuance of any L/C so requested by the Lead Borrower, provided that, at the time that the request is made, the Revolving Credit has not been suspended as provided in Section 2.5(h) and if so issued:

(i)                  The aggregate Stated Amount of all L/C's then outstanding (giving effect to the L/C whose issuance is requested), does not exceed twenty million dollars ($20,000,000);

(ii)                The expiry of the requested L/C is not later than the earlier of thirty (30) days prior to the Maturity Date or the following:

(A)              For standby L/C's: One (1) year from initial issuance.
(B)              For documentary L/C's:  One Hundred Twenty (120) days from the date of issuance unless Excess Availability is less than Twenty Seven Million Five Hundred Thousand Dollars ($27,500,000) on the date of issuance thereof in which event, the expiry of the requested L/C shall not exceed sixty (60) days from issuance unless, in either event, the Agent, in its reasonable discretion, agrees to a longer expiry date; provided, however, that regardless of whether a documentary L/C has an expiry date of more than sixty (60) days from its issuance, the Inventory in respect to the purchase of which such L/C was issued shall cease to constitute Eligible L/C Inventory after the sixtieth (60th) day after its issuance as provided in the definition of Eligible L/C Inventory; and

(iii)               an Overloan will not result from the issuance of the subject L/C.

(c)    Unless otherwise agreed between the Lead Borrower and the Agent, the Issuer of all L/C's shall be Fleet Bank and any successor to Fleet Bank.

(d)   The Borrowers shall execute and deliver to the Agent, such documentation to apply for and support the issuance of an L/C as may be required by the Issuer.

(e)    There shall not be any recourse to, nor liability of, the Agent or Lenders on account of

(i)                  Any delay or refusal by an Issuer to issue an L/C; or

(ii)                Any action or inaction of an Issuer on account of or in respect to, any L/C.

(f)     The Borrowers shall reimburse the Issuer for the amount of any honoring of a drawing under an L/C on the same day on which such honoring takes place. The Agent or Lenders, without the request of the Lead Borrower, may advance under the Revolving Credit (and charge to the Loan Account) the amount of any honoring of any L/C and other amount for which the Borrowers, the Lenders, the Agent, or the Issuer becomes obligated on account of, or in respect to, any L/C.  Such advance shall be made whether or not a Borrower is Suspension Event or such advance would result in an Overloan.  Such action shall not constitute a waiver of the Agent's rights under Section 2.10(b) hereof.

2.19          Fees For L/C's.

(a)    The Borrower shall (i) pay to the Administrative Agent, ratably for the account of each Lender, a fee, on account of each L/C procured by the Administrative Agent, quarterly in arrears, and on the Termination Date and on the End Date, equal to the then applicable Index Margin per annum of the weighted average Stated Amount of all standby L/C's outstanding during the period in respect of which such fee is being paid and 0.50% less than the then applicable Index Margin per annum of the weighted coverage Stated Amount of all documentary L/C's outstanding during the period in respect of which such fee is being paid, except that (i) following the occurrence of any Event of Default, such fees shall be increased by two percent (2%) per annum and (ii) plus, in each case, all customary bank handling charges of the Issuer and all out-of-pocket charges, postage, courier service, and the like, which fees and charges in each case shall be deemed fully earned upon issuance or amendment (as applicable) of each such L/C.

(b)   The Borrowers shall pay to the Agent a fee, for the benefit of the Lenders, on account of each L/C procured by the Agent, monthly in arrears, and on the Termination Date and on the End Date, equal to the following:

(c)    In addition to the fee to be paid as provided in Section 2.19(a), above, the Borrowers shall pay to the Agent (or to the Issuer, if so requested by Agent), on demand, all standard issuance, processing, negotiation, amendment, and administrative fees and other amounts customarily charged by the Issuer on account of, or in respect to, any L/C.

(d)   If any change in any law, executive order or regulation, or any directive of any administrative or governmental authority (whether or not having the force of law), or in the interpretation thereof by any court or administrative or governmental authority charged with the administration thereof, shall either:

(i)                  impose, modify or deem applicable any reserve, special deposit or similar requirements against letters of credit heretofore or hereafter issued by any Issuer or with respect to which the Agent, the Lenders or any Issuer has an obligation to lend to fund drawings under any L/C; or

(ii)                impose on any Issuer any other condition or requirements relating to any such letters of credit;

and the result of any event referred to in Section 2.19(c)(i) or 2.19(c)(ii), above, shall be to increase the cost to the Agent, the Lenders or any Issuer issuing or maintaining any L/C (which increase in cost shall be the result of such Issuer's reasonable allocation among that Issuer's letter of credit customers of the aggregate of such cost increases resulting from such events), then, upon demand by the Agent and delivery by the Agent to the Lead Borrower of a certificate of an officer of the Agent or the subject Issuer describing such change in law, executive order, regulation, directive, or interpretation thereof, its effect on such Issuer, and the basis for determining such increased costs and their allocation, the Borrowers shall immediately pay to the Agent, from time to time as specified by the Agent, such amounts as shall be sufficient to compensate the Agent, the Lenders or the subject Issuer for such increased cost.  Any Issuer's determination of costs incurred under Section 2.19(c)(i) or 2.19(c)(ii), above, and the allocation, if any, of such costs among the Borrowers and other letter of credit customers of such Issuer, if done in good faith and made on an equitable basis and in accordance with such officer's certificate, shall be conclusive and binding on the Borrowers.

2.20          Concerning L/C's.

(a)    None of the Issuer, the Issuer's correspondents, or any advising, negotiating, or paying bank with respect to any L/C shall be responsible in any way for:

(i)                  The performance by any beneficiary under any L/C of that beneficiary's obligations to any Borrower.

(ii)                The form, sufficiency, correctness, genuineness, authority of any person signing, falsification, or the legal effect of, any documents called for under any L/C if such documents on their face appear to be in order.

(b)   The Issuer may honor, as complying with the terms of any L/C and of any drawing thereunder, any drafts or other documents otherwise in order, but signed or issued by an administrator, executor, conservator, trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, liquidator, receiver, or other legal representative of the party authorized under such L/C to draw or issue such drafts or other documents.

(c)    Unless the Lead Borrower on behalf of itself and the other Borrowers instructs any Issuer otherwise, in the particular instance, the Lead Borrower hereby authorizes any Issuer to:

(i)                  Select an advising bank;

(ii)                Select a paying bank; and

(iii)               Select a negotiating bank.

(d)   All directions, correspondence, and funds transfers relating to any L/C are at the risk of the Borrowers.  The Issuer shall have discharged the Issuer's obligations under any L/C or the drawing thereunder which includes payment instructions if the Issuer initiates the method of payment called for thereby (or initiates any other commercially reasonable and comparable method). None of the Agent, the Lenders or the Issuer shall have any responsibility for any inaccuracy, interruption, error, or delay in transmission or delivery by post, telegraph or cable, or for any inaccuracy of translation, excepting gross negligence or willful misconduct..

(e)    The Agent's, the Lender's and the Issuer's rights, powers, privileges and immunities specified in or arising under this Agreement are in addition to any heretofore or at any time hereafter otherwise created or arising, whether by statute or rule of law or contract.

(f)     Except to the extent otherwise expressly provided hereunder or agreed to in writing by the Issuer and the Lead Borrower, the L/C will be governed by either, at the election of the Issuer, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce, Publication No. 500, and any subsequent revisions thereof, or the International Standby Practices - ISP 98, International Chamber of Commerce Publication, No 590, and subsequent revisions thereto.

(g)    The obligations of the Borrowers under this Agreement with respect to L/C's are absolute, unconditional, and irrevocable and shall be performed strictly in accordance with the terms hereof under all circumstances, whatsoever including, without limitation, the following:

(i)                  Any lack of validity or enforceability or restriction, restraint, or stay in the enforcement of this Agreement, any L/C, or any other agreement or instrument relating thereto;

(ii)                Any amendment or waiver of, or consent to the departure from, any L/C;

(iii)               The existence of any claim, set‑off, defense, or other right which the Borrowers may have at any time against the beneficiary of any L/C; and

(iv)              Any good faith honoring of a drawing under any L/C, which drawing possibly could have been dishonored based upon a strict construction of the terms of the L/C.

2.21          Changed Circumstances.

(a)    Subject to the provisions of this Agreement, the Borrowers shall have the option (A) as of any date, to convert all or any part of Base Margin Loans to, or request that new Revolving Credit Loans be made as, Index Loans of various Interest Periods, (B) as of the last day of any Interest Period, to continue all or any portion of the relevant Index Loans as Index  Loans; (C) as of the last day of any Interest Period, to convert all or any portion of the Index Loans to Base Rate Loans; and (D) at any time, to request new Revolving Credit Loans as Base Rate Loans; provided, that Revolving Credit Loans may not be continued as or converted to Index Loans, if the continuation or conversion thereof would violate the provisions of Sections 2.21(c) or 2.21(d) of this Agreement or if a Suspension Event then exists.

(b)   The Agent's determination of the Index Rate as provided above shall be conclusive, absent manifest error or lack of good faith.  Furthermore, if the Agent or the Lenders determines, in good faith (which determination shall be conclusive, absent manifest error or lack of good faith) prior to the commencement of any Interest Period that (A) U.S. Dollar deposits of sufficient amount and maturity for funding the Revolving Credit Loans are not available to the Agent or the Lenders in the London Interbank Eurodollar market in the ordinary course of business, or (B) by reason of circumstances affecting the London Interbank Eurodollar market, adequate and fair means do not exist for ascertaining the rate of interest to be applicable to the Revolving Credit Loans requested by the Borrowers to be Index Loans or the Revolving Credit Loans bearing interest at the rates set forth in subsection 2.11(f) of this Agreement shall not represent the effective pricing to the Agent for U.S. Dollar deposits of a comparable amount for the relevant period (such as for example, but not limited to, official reserve requirements required by Regulation D to the extent not given effect in determining the rate), the Agent shall promptly notify the Lead Borrower and (1) all existing Index Loans shall convert to Base Rate Loans upon the end of the applicable Interest Period, and (2) no additional Index Loans shall be made until such circumstances are cured.

(c)    If, after the date hereof, the introduction of, or any change in any applicable law, treaty, rule, regulation or guideline or in the interpretation or administration thereof by any governmental authority or any central bank or other fiscal, monetary or other authority having jurisdiction over the Agent, the Lenders  or their respective lending offices (a "Regulatory Change"), shall, in the opinion of counsel to the Agent or the Lenders, make it unlawful for the Agent or the Lenders to make or maintain Index Loans, then the Agent shall promptly notify the Lead Borrower and (A) the Index Loans shall immediately convert to Base Rate Loans on the last Business Day of the then existing Interest Period or on such earlier date as required by law and (B) no additional Index Loans shall be made until such circumstance is cured.

(d)   If, for any reason, an Index Loan is paid prior to the last Business Day of any Interest Period or if an Index Loan does not occur on a date specified by the Lead Borrower in its request (other than as a result of a default by the Agent or the Lenders), the Borrowers agree to indemnify the Agent and the Lenders against any loss (including any loss on redeployment of the deposits or other funds acquired by the Agent or the Lenders to fund or maintain such Index Rate Loan) cost or expense incurred by the Agent or the Lenders as a result of such prepayment.

(e)    If any Regulatory Change (whether or not having the force of law) shall (A) impose, modify or deem applicable any assessment, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of or loans by, or any other acquisition of funds or disbursements by, the Agent or the Lenders; (B) subject the Agent, the Lenders or the Index Loans to any Tax or change the basis of taxation of payments to the Agent or the Lenders of principal or interest due from the Borrowers to the Agent or the Lenders hereunder (other than a change in the taxation of the overall net income of the Agent or the Lenders); or (C) impose on the Agent or the Lenders any other condition regarding the Index Loans or the Agent's or Lender's funding thereof, and the Agent or Lenders shall determine (which determination shall be conclusive) that the result of the foregoing is to increase the cost to the Agent or the Lenders of making or maintaining the Index Loans or to reduce the amount of principal or interest received by the Agent or Lenders hereunder, then the Borrowers shall pay to the Agent or the Lenders, on demand, such additional amounts as the Agent or the Lenders shall, from time to time, determine are sufficient to compensate and indemnify the Agent or Lenders from such increased cost or reduced amount.

(f)     The Agent and Lenders shall receive payments of amounts of principal of and interest with respect to the Index Loans free and clear of, and without deduction for, any Taxes.  If (A) the Agent or Lenders shall be subject to any Tax in respect of any Index Loans or any part thereof or, (B) the Borrowers shall be required to withhold or deduct any Tax from any such amount, the Index Rate applicable to such Index Loans shall be adjusted by the Agent or Lenders to reflect all additional costs incurred by the Agent or Lenders in connection with the payment by the Agent or Lenders or the withholding by the Borrowers of such Tax and the Borrowers shall provide the Agent or Lenders with a statement detailing the amount of any such Tax actually paid by the Borrowers. Determination by the Agent or Lenders of the amount of such costs shall be conclusive.  If after any such adjustment any part of any Tax paid by the Agent or Lenders is subsequently recovered by the Agent or Lenders , the Agent or Lenders, as applicable, shall reimburse the Borrowers to the extent of the amount so recovered.  A certificate of an officer of the Agent setting forth the amount of such recovery and the basis therefor shall be conclusive.

2.22          Designation of Lead Borrower as Borrowers' Agent.

(a)    Each Borrower hereby irrevocably designates and appoints the Lead Borrower as that Borrower's agent to obtain loans and advances under the Revolving Credit, the proceeds of which shall be available to each Borrower for those uses as those set forth in this Agreement.  As the disclosed principal for its agent, each Borrower shall be obligated to the Agent and Lenders on account of loans and advances so made as if made directly by the Agent or Lenders to that Borrower, notwithstanding the manner by which such loans and advances are recorded on the books and records of the Lead Borrower and of any Borrower.

(b)   Each Borrower recognizes that credit available to it under the Revolving Credit is in excess of and on better terms than it otherwise could obtain on and for its own account and that one of the reasons therefor is its joining in the credit facility contemplated herein with all other Borrowers.  Consequently, in accordance with Section 14.24 hereof, each Borrower hereby assumes and agrees to discharge all Liabilities of each of the other Borrowers as if the Borrower which is so assuming and agreeing were each of the other Borrowers.

(c)    The Lead Borrower shall act as a conduit for each Borrower (including itself, as a "Borrower") on whose behalf the Lead Borrower has requested a Revolving Credit Loan .

(d)   The proceeds of each loan and advance provided under the Revolving Credit which is requested by the Lead Borrower shall be deposited into the Operating Account or as otherwise indicated by the Lead Borrower.  The Lead Borrower shall cause the transfer of the proceeds thereof to the Borrower(s) on whose behalf such loan and advance was obtained.  The  Agent and Lenders shall not have any obligation to see to the application of such proceeds.

2.23          Lenders' Commitments.

(a)    Subject to Section 7.1 of the Agency Agreement (which provides for assignments and assumptions of commitments), the commitments of each Lender Percentage Commitment and Dollar Commitment are set forth on Exhibit 2.24(a) hereto.

(b)   The obligations of each Lender are several and not joint. No Lender shall have any obligation to make any loan or advance under the Revolving Credit in excess of the lesser of the following:

(i)                  that Lender's Percentage Commitment of the subject loan or advance or of Availability; and

(ii)                that Lender's unused Dollar Commitment.

(c)    No Lender shall have any liability to the Borrower on account of the failure of any other Lender to provide any loan or advance under the Revolving Credit nor any obligation to make up any shortfall which may be created by such failure.

(d)   The Dollar Commitments, Percentage Commitments, and identities of the Lenders may be changed, from time to time by the reallocation or assignment of Dollar Commitments and Percentage Commitments amongst the Lenders or with other Persons who become "Lenders", provided, however unless an Event of Default has occurred (in which event, no consent of the Borrower is required) any assignment to a Person not then a Lender shall be subject to the prior consent of the Borrower (not to be unreasonably withheld), which consent will be deemed given unless the Borrower provides the Administrative Agent with written objection, not more than five (5) Business Days after the Administrative Agent shall have given the Borrower written notice of a proposed assignment.

(e)    Upon written notice given the Borrower from time to time by the Administrative Agent of any assignment or allocation referenced in Section 2.24(d):

(i)                  The Borrower if required by the Administrative Agent shall execute one or more Notes (which notes shall replace any Notes theretofore provided by the Borrower) to reflect such changed Dollar Commitments, Percentage Commitments, and identities and shall deliver such Notes to the Administrative Agent (which promptly thereafter shall cancel and deliver to the Borrower the  Notes so replaced, if any). In the event that the Administrative Agent does not require the delivery of Notes or that in the event that a Note is to be exchanged following its acceleration or the entry of an order for relief under the Bankruptcy Code with respect to the Borrower, the Administrative Agent, in lieu of causing the Borrower to execute one or more new Notes, may issue the Administrative Agent's Certificate confirming the resulting Dollar Commitments and Percentage Commitments.

(ii)                Such change shall be effective from the effective date specified in such written notice and any Person added as a Lender shall have all rights and privileges of a Lender hereunder thereafter as if such Person had been a signatory to this Agreement and any other Loan Document to which a Lender is a signatory and any person removed as a Lender shall be relieved of any obligations or responsibilities of a Lender hereunder thereafter.

ARTICLE III. - ‑ Conditions Precedent:

As a condition to the effectiveness of this Agreement, the establishment of the Revolving Credit, the procurement of the initial L/C issued hereunder, and the making of the first loan under the Revolving Credit, each of the documents respectively described in Sections 3.1 through and including 3.4, (each in form and substance satisfactory to the Agent and Documentation Agent) shall have been delivered to the Agent, and the conditions respectively described in Sections 3.5 through and including 3.9, shall have been satisfied as of the Closing Date:

3.1  Corporate Due Diligence.

(a)    A Certificate of corporate good standing issued with respect to each Borrower by the Secretary of State of the State in which that Borrower was organized.

(b)   Certificates of qualification to do business as a foreign corporation, issued by the Secretary(ies) of State of each State in which such Borrower's conduct of business or ownership of assets of requires such qualification.

(c)    A Certificate of each Borrower's respective Secretary as to the due adoption and continued effectiveness of, each corporate resolution adopted in connection with the establishment of the loan arrangement contemplated by the Loan Documents and attesting to the true signatures of each Person authorized as a signatory to any of the Loan Documents, such certificate to set forth the text of each such resolution in an attachment thereto.

3.2  Opinion.

An opinion of counsel to the Borrowers in form and substance satisfactory to the Agent.

3.3  Officers' Certificates.

Certificates executed by the President and the Chief Financial Officer of the Lead Borrower and stating that the representations and warranties made by the Lead Borrower to the Agent in the Loan Documents are true and complete as of the date of such certificate, and that no event has occurred which is or which, solely with the giving of notice or passage of time (or both), would be an Event of Default.

3.4  Additional Documents.

Such additional instruments and documents as the Agent or its counsel reasonably may require or request including, without limitation, the following:

(a)    Those notifications and agreements described in Sections 7.1 and 7.2 (which relate to cash management).

(b)   Swingline Note.

(c)    Revolving Credit Note, payable to the Agent in the amount of Revolving Credit Loan Ceiling.

(d)   A payoff letter from Bank of America and UCC-3 termination statements.

(e)    [Intentionally Omitted].

(f)     A Guaranty of Duckwall Alco, LLC.

(g)    A Blocked Account Agreement with US Bank.

(h)    An Agency Agreement executed by each of the Lenders and Agent; and

(i)      A Customs Broker's Agreement with Alliance.

(j)     [Intentionally Omitted]

3.5  Representations and Warranties.

Each of the representations made by or on behalf of the Borrowers in this Agreement or in any of the other Loan Documents or in any other report, statement, document, or paper provided by or on behalf of the Borrowers shall be true and complete as of the date as of which such representation or warranty was made.

3.6  [INTENTIONALLY OMITTED]

3.7  All Fees and Expenses Paid.

All fees due at or immediately after the first funding under the Revolving Credit and all costs and expenses incurred by the Agent and Lenders in connection with the establishment of the credit facility contemplated hereby (including the fees and expenses of counsel to the Agent and Lenders) shall have been paid in full.

3.8  No Borrower Default.

No Suspension Event shall exist.

3.9  No Adverse Change.

No event shall have occurred or failed to occur, which occurrence or failure is or could have a materially adverse effect upon the Borrowers' financial condition when compared with such financial condition or circumstances at December 31, 2001.

3.10          Validity of Liens.

All filings, recordings, deliveries of instruments and other actions necessary or desirable in the opinion of the Agent to protect and preserve such Collateral Interests shall have been duly effected.  The Agent shall have received evidence thereof in form and substance satisfactory to the Agent.

No document shall be deemed delivered to the Agent until received and accepted by the Agent at its offices in Boston, Massachusetts.  Under no circumstances shall this Agreement take effect until executed and accepted by the Agent at said office.

ARTICLE IV. - General Representations, Covenants and Warranties:

To induce the Agent and Lenders to establish the credit facility contemplated herein and to induce to make loans and advances and to provide financial accommodations under this Agreement (each of which loans shall be deemed to have been made in reliance thereupon) the Borrowers, in addition to all other representation, warranties, and covenants made by the Borrowers in any other Loan Document, represents, warrants, and covenants as follows:

4.1  Payment and Performance of Liabilities.

The Borrowers shall pay each Liability when due (or when demanded, if payable on demand) and shall promptly, punctually, and faithfully perform each other Liability.

4.2  Due Organization. Corporate Authorization. No Conflicts.

(a)    Each Borrower presently is and shall hereafter remain in good standing as the type of entity indicated on EXHIBIT 4.2 hereof and be duly organized under the laws of the state of its incorporation indicated in EXHIBIT 4.2 hereof and shall hereafter remain duly qualified and in good standing in every other State in which, by reason of the nature or location of that Borrower's assets or operation of that  Borrower's business, such qualification may be necessary, except where the failure to so qualify would have no more than a de minimus adverse effect on the business or a assets of that Borrower.  EXHIBIT 4.2 accurately describes the corporate structure of the Borrowers and any Affiliates, including the identity of shareholders holding more than 5% of the issued and outstanding stock having the right to vote, limited and general partners, or members, as the case may be.

(b)   Each Affiliate of the Borrowers is listed on EXHIBIT 4.2. The Lead Borrower shall provide the Agent with prior written notice of any entity's becoming or ceasing to be an Affiliate.

(c)    No Borrower shall change its State of incorporation or its taxpayer identification number.

(d)   Each Borrower has all requisite corporate power and authority to execute and deliver all Loan Documents to which the Borrower is a party and has and will hereafter retain all requisite corporate power to perform all Liabilities.

(e)    The execution and delivery by each Borrower or by the Lead Borrower of each Loan Document on behalf of each Borrower that is a party thereto, such Borrower's consummation of the transactions contemplated by such Loan Documents (including, without limitation, the creation of Collateral Interests by such Borrower to secure the Liabilities), such Borrower's performance under such Loan Document, the borrowings hereunder, and the use of the proceeds thereof:

(i)                  Have been duly authorized by all necessary corporate action on the part of such Borrower;

(ii)                Do not, and will not, contravene in any material respect any provision of any Requirement of Law or obligation of such Borrower; and

(iii)               Will not result in the creation or imposition of, or the obligation to create or impose, any Encumbrance upon any assets of such Borrower pursuant to any Requirement of Law or obligation of such Borrower, except pursuant to the Loan Documents.

(f)     The Loan Documents have been duly executed and delivered by the Lead Borrower on behalf of itself and the other Borrowers and are the legal, valid and binding obligations of the Borrowers, enforceable against the Borrowers in accordance with their respective terms.

4.3  Trade Names.

(a)    EXHIBIT 4.3 is a listing of:

(i)                  All names under which each Borrower has conducted its business within the past five (5) years, and

(ii)                All entities and/or persons with whom each Borrower ever consolidated or merged within the past five (5) years, or from whom each Borrower ever acquired in a single transaction or in a series of related transactions substantially all of such entity's or Person's assets within the past five (5) years.

(b)   The Lead Borrower will provide the Agent with not less than twenty‑one (21) days prior written notice (with reasonable particularity) of any change to any Borrower's name from that under which such Borrower is conducting its business at the execution of this Agreement and such Borrower will not effect such change unless such Borrower is then in compliance with all provisions of this Agreement.

4.4  Infrastructure.

(a)    The Borrowers have and will maintain a sufficient infrastructure to conduct their business as presently conducted and as contemplated to be conducted as described in the Business Plan.

(b)   Each Borrower owns and possesses, or has the right to use (and will hereafter own, possess, or have such right to use) all patents, industrial designs, trademarks, trade names, trade styles, brand names, service marks, logos, copyrights, trade secrets, know-how, confidential information, and other intellectual or proprietary property of any third Person necessary for the Borrowers' conduct of the Borrowers' business.

(c)    The conduct by the Borrowers of the Borrowers' business does not presently infringe (nor will the Borrowers conduct their business in the future so as to infringe) the patents, industrial designs, trademarks, trade names, trade styles, brand names, service marks, logos, copyrights, trade secrets, know-how, confidential information, or other intellectual or proprietary property of any third Person.

4.5  Intentionally Left Blank.

4.6  Locations.

(a)    The Collateral, and the books, records, and papers of the Borrowers pertaining thereto, are currently kept and maintained solely at the Borrowers' chief executive offices and those locations which are listed on EXHIBIT 4.6(a), which includes, with respect to each such location, the name and address of the landlord on the Lease which covers such location (or an indication that the Borrowers own the subject location) and of all service bureaus with which any such records are maintained.

(b)   The Borrowers shall not remove any of the Collateral from such chief executive office or from locations owned or leased by a Borrower or listed on EXHIBIT 4.6(a) (as such Exhibit may be amended or supplemented to reflect Store openings or closings subsequent to the date hereof) except to:

(i)                  accomplish sales of Inventory in the ordinary course of business;

(ii)                move Inventory from one such location to another such location; or

(iii)               return Inventory to Vendors.

(c)    The Borrowers shall use their reasonable efforts to provide the Agent with Landlord Waivers or subordinations for each of the Borrowers' locations in any of the Landlord States (of which there are presently none).  The Agent may establish an Availability Reserve for each such location in a Landlord State as to which such a waiver is not so delivered, which Availability Reserve shall be reduced or eliminated upon delivery of a waiver for such location.

(d)   Without reasonable prior notice to and the Lender's prior written consent, which shall not be unreasonably withheld, the Borrowers will not:

(i)                  During a Covenant Activation Event, commit to, or open or close any location at which the Borrowers maintains, offers for sale, or stores any of the Collateral, provided, however, that, without Lender's prior written consent, Borrower may open up to fifteen (15) new store locations during any of its fiscal years or close up to fifteen (15) permanent retail stores in place at the beginning of a fiscal year during such fiscal year, so long as in the case of either the opening or closing of such stores, there does not exist an Event of Default as of the date that such opening or closing is to occur and as of the date of such opening or closing, the Borrower has Excess Availability of greater than Twenty Million Dollars ($20,000,000).

(e)    Except as otherwise disclosed pursuant to, or permitted by, this Section 4.6, and except for goods in transit or goods in control of a or consolidator or of a customs broker who has entered into a Customs Brokers Agreement no Inventory of the Borrowers is in the care or custody of any third party or stored or entrusted with a bailee or other third party and none shall hereafter be placed under such care, custody, storage, or entrustment.

4.7  Title To COLLATERAL.

(a)    The Borrowers are, and shall hereafter remain, the owners of the Collateral free and clear of all Encumbrances other than Encumbrances listed on EXHIBIT 4.7(a) and other Permitted Encumbrances.

(i)                  The Borrowers do not and shall not have possession of any inventory on consignment to the Borrowers other than as listed on Exhibit 4.7(a)(i) hereof or as may be subsequently disclosed to the Agent during a subsequent commercial finance audit or otherwise.

(b)   From and after the occurrence of a Covenant Activation Period, the Borrowers shall not acquire or obtain the right to use any Equipment, the acquisition or right to use of which Equipment is otherwise permitted by this Agreement, in which Equipment any third party has an interest, except for:

(i)            Equipment which is merely incidental to the conduct of the Borrowers' business or is in replacement of worn-out or obsolete Equipment or Equipment which is damaged beyond repair, the replacement of which is necessary to preserve or improve the operating efficiency of the Borrower.

(ii)            Equipment, the acquisition or right to use of which has been consented to by the Agent, which consent may be conditioned upon the Agent's receipt of such agreement with the third party which has an interest in such Equipment as is satisfactory to the Agent.

(iii)          Equipment financed entirely through a purchase money security interest or capital lease.

(c)    The Borrowers do not have any Collateral in the custody, control, or possession of a third party, except as set forth in EXHIBIT 4.7(c) and except for Collateral located in the United States in transit to a location of the Borrowers or Eligible L/C Inventory in transit to the United States as permitted herein or in the ordinary course of business of the Borrowers in the possession of the carrier or consolidator transporting such goods.  In the event that any Collateral is at any time after the date hereof in the custody, control or possession of any other person not referred to in EXHIBIT 4.7(c) or such carriers or consolidators, Borrower shall promptly notify the Agent thereof in writing.  Promptly upon Agent's request, the Borrower shall deliver to the Agent a collateral access agreement, in form and substance acceptable to the Agent in its sole discretion, duly authorized, executed and delivered by such person and Borrowers.

(d)   EXHIBIT 4.7(d) is a schedule of all consolidators and customs brokers employed by the Borrowers for the transport of goods in the ordinary course of the business of the Borrowers.  The Borrowers shall not employ any other customs brokers unless (i) the Borrowers have provided the Collateral Agent with twenty (20) days prior notice thereof and (ii) such   customs broker has executed and delivered to the Agent a Customs Broker Agreement.

4.8  Indebtedness.

(a)    The Borrowers do not have any Indebtedness with the exceptions of:

(i)                  Any Indebtedness on account of the Revolving Credit; and

(ii)                The Indebtedness (if any) listed on EXHIBIT 4.8, annexed hereto.

(b)   During any Covenant Activation Period, the Borrowers shall not incur any Indebtedness except for:

(i)                  Any Indebtedness on account of the Revolving Credit and the Indebtedness (if any) listed on Exhibit 4.8 annexed hereto;

(ii)                Indebtedness or capital leases for Equipment, the acquisition of which is permitted under Section 4.7(b) hereof

(c)    The Borrowers shall not permit more than 25% of that portion of the aggregate of their Indebtedness for the purchase of goods or services which is not the subject of a good faith dispute to remain unpaid more than 30 days beyond then current trade terms provided to the subject Borrower by the supplier of such goods and services.

4.9  Insurance.

(a)    EXHIBIT 4.9 is a schedule listing all commercial insurance policies owned by the Borrowers or under which the Borrowers are the named insured.  Each of such policies is in full force and effect.  Neither the issuer of any such policy nor the Borrowers are in default or violation of any such policy.

(b)   The Borrowers shall have and maintain at all times insurance covering such risks, in such amounts, containing such terms, in such form, for such periods, and written by such companies as may be reasonably satisfactory to the Agent.

(c)    All insurance carried by the Borrowers shall provide for a minimum of ten (10) days' written notice of cancellation to the Agent and all such insurance which covers the Collateral shall include an endorsement in favor of the Agent, which endorsement shall provide that the insurance, to the extent of the Agent's interest therein, shall not be impaired or invalidated, in whole or in part, by reason of any act or neglect of the Borrowers or by the failure of the Borrowers to comply with any warranty or condition of the policy.

(d)   The coverage reflected on EXHIBIT 4.9 presently satisfies the foregoing requirements, it being recognized by the Borrowers, however, that such requirements may change hereafter to reflect changing circumstances.

(e)    The Borrowers shall furnish the Agent from time to time with certificates or other evidence satisfactory to the Agent regarding compliance by the Borrowers with the foregoing requirements.

(f)     In the event of the failure by the Borrowers to maintain insurance as required herein, the Agent, at its option, may obtain such insurance, provided, however, the Agent's obtaining of such insurance shall not constitute a cure or waiver of any Event of Default occasioned by the Borrowers' failure to have maintained such insurance.

(g)    The Lead Borrower shall advise the Agent of each claim relating to loss or damage to the Collateral in excess of $250,000.00 made by any Borrower under any policy of insurance which covers the Collateral.  Each Borrower will permit the Agent, at the Agent's option in each instance, to the exclusion of the Borrowers, to conduct the adjustment of each claim relating to loss or damage to the Collateral in excess of $1,000,000 (and of all claims following the occurrence of any Suspension Event).  The Borrowers hereby appoints the Agent as the Borrowers' attorney in fact to (i) obtain, adjust or settle any such claim in excess of $1,000,000 and (ii) to cancel any insurance described in this section and to endorse in favor of the Agent any and all drafts and other instruments with respect to such insurance.  The within appointment, being coupled with an interest, is irrevocable until this Agreement is terminated by a written instrument executed by a duly authorized officer of the Agent. The Agent shall not be liable on account of any exercise pursuant to said power except where there has been a final judicial determination (in a proceeding in which the Agent had an opportunity to be heard) that such exercise was conducted in a grossly negligent manner or in willful misconduct.  The Agent may apply any proceeds of such insurance against the Liabilities, whether or not such have matured, in such order of application as the Agent may determine.

4.10          Licenses.

Each license, distributorship, franchise, and similar agreement issued to the Borrowers, or to which any of the Borrowers is a party is in full force and effect.  No party to any such license or agreement is in default or violation thereof. No Borrower has received any notice or threat of cancellation of any such license or agreement.

4.11          Leases.

EXHIBIT 4.11 is a schedule of all presently effective Capital Leases and includes a list of all other presently effective Leases.  Each of such Leases and Capital Leases is in full force and effect.  No party to any such Lease or Capital Lease is in default or violation of any such Lease or Capital Lease and none of the Borrowers have received any notice or threat of cancellation of any such Lease or Capital Lease.  The Borrowers hereby authorize the Agent at any time and from time to time to contact any of the Borrowers' landlords in order to confirm the continued compliance by any Borrower with the terms and conditions of the Lease(s) between such Borrower and that landlord and to discuss such issues, concerning such Borrower's occupancy under such Lease(s), as the Agent may determine.

4.12          Requirements of Law.

The Borrowers are in compliance with, and shall hereafter comply with and use their respective assets in compliance with, all Requirements of Law except where the failure of such compliance will not have a material adverse effect on the Borrower's business or assets.  No Borrower has received any notice of any violation of any Requirement of Law (other than of a violation which has no material adverse effect on such Borrower's business or assets), other than any such violations that have not been cured or otherwise remedied.

4.13          Labor Relations.

(a)    No Borrower has been and is presently a party to any collective bargaining or other labor contract.

(b)   There is not presently pending and, to the Borrowers' knowledge, there is not threatened any of the following:

(i)                  Any strike, slowdown, picketing, work stoppage, or employee grievance process;

(ii)                Any proceeding against or affecting any Borrower relating to the alleged violation of any Requirement of Law pertaining to labor relations or National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable governmental body, organizational activity, or other labor or employment dispute against or affecting any Borrower, which, if determined adversely to such Borrower is reasonably likely to have a material adverse effect on such Borrower;

(iii)               Any lockout of any employees by any Borrower, (and no such action is contemplated by any Borrower); or

(iv)              Any application for the certification of a collective bargaining agent.

(c)    No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute that is reasonably likely to have a material adverse effect on a Borrower.

(d)   Each Borrower:

(i)                  Has complied in all material respects with all Requirements of Law relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing except where the failure to comply will not have a material adverse effect on such Borrower's business.

(ii)                Is not liable for the payment of any amount of compensation, damages, taxes, fines, penalties, or other amounts, however designated, for such Borrower's failure to comply with any Requirement of Law referenced in Section 4.12 except where such amounts will not have a material adverse effect on such Borrower's business.

4.14          Maintain Properties.

Each Borrower shall:

(a)    Keep the Collateral in good order and repair (ordinary reasonable wear and tear and insured casualty excepted);

(b)   Not suffer or cause the waste or destruction of any material part of the Collateral;

(c)    Not use any of the Collateral in violation of any policy of insurance thereon; and

(d)   During a Covenant Activation Period, not sell, lease, or otherwise dispose of any of the Collateral, other than the following:

(i)                  The sale of Inventory in compliance with this Agreement;

(ii)                [Intentionally Omitted]

(iii)               The turning over to the Agent of all Receipts to the extent required herein.

4.15          Taxes.

(a)    There are no federal income tax returns in respect to the Borrower currently under IRS examination.  There are no unpaid deficiencies, assessments, or other amounts due by the borrowers to the IRS on federal income tax returns for periods prior to the Closing Date.  No agreement exists which waives or extends any statute of limitations applicable to the right of the IRS to assert a deficiency or make any other claim for or in respect to federal income taxes.  Each of the Borrowers shall promptly send Lender a copy of any written notice it may receive following the Closing Date from the Internal Revenue Service relating to a deficiency, audit or other matter which could result in a material adverse effect on Borrower's business.   Except as referenced on EXHIBIT 4.15, the Borrowers have filed all required federal tax return due for periods prior to the Closing Date and have paid all federal taxes due and payable for periods prior to the Closing Date.

(b)   There are no state or local taxing authorities currently examining any tax returns of the Borrower for store and local income, excise, sales, or other taxes for which the Borrower is liable.  There are no unpaid deficiencies, assessments, or other amounts due by the Borrowers to any state or local taxing authorities for periods prior to the Closing Date.  No agreement exists which waives or extends any statute of limitations applicable to the right of any state or local taxing authority to assert a deficiency or make any other claim for or in respect to state or local taxes. Each of the Borrowers shall promptly send Lender a copy of any written notice it may receive following the Closing Date from any  state and local taxing authorities relating to a deficiency, audit or other matter which could result in a material adverse effect on Borrower's business.  Except as referenced on Exhibit 4.15, the Borrowers have filed all required state and local tax returns due for periods prior to the Closing Date and have paid all taxes due to state and local taxing authorities for such period.

(c)    Intentionally Omitted.

(d)   The Borrowers have, and hereafter shall, pay, as they become due and payable, all taxes and unemployment contributions and other charges of any kind or nature levied, assessed or claimed against any Borrower or the Collateral by any person or entity whose claim could result in an Encumbrance upon any asset of any Borrower or by any governmental authority; properly exercise any trust responsibilities imposed upon the Borrowers by reason of withholding from employees' pay or by reason of the Borrowers' receipt of sales tax or other funds for the account of any third party; timely make all contributions and other payments as may be required pursuant to any Employee Benefit Plan now or hereafter established by the Borrowers; and timely file all tax and other returns and other reports with each governmental authority to whom the Borrowers are obligated to so file.

(e)    At its option, the Agent may, but shall not be obligated to, pay any taxes, unemployment contributions, and any and all other charges levied or assessed upon the Borrowers or the Collateral by any person or entity or governmental authority, and make any contributions or other payments on account of the Borrowers' Employee Benefit Plan as the Agent, in the Agent's discretion, may deem necessary or desirable, to protect, maintain, preserve, collect, or realize upon any or all of the Collateral or the value thereof or any right or remedy pertaining thereto, provided, however, the Agent's making of any such payment shall not constitute a cure or waiver of any Event of Default occasioned by the Borrowers' failure to have made such payment.

4.16          No Margin Stock

The Borrowers are not engaged in the business of extending credit for the purpose of purchasing or carrying any margin stock (within the meaning of Regulations U, T, and X of the Board of Governors of the Federal Reserve System of the United States).  No part of the proceeds of any borrowing hereunder will be used at any time to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

4.17          ERISA.

Neither the Borrowers nor any ERISA Affiliate (except where no material adverse effect on any Borrower's business has resulted or will result) ever has or hereafter shall:

(a)    Violate or fail to be in full compliance with Employee Benefit Plan maintained by the Borrowers;

(b)   Fail timely to file all reports and filings required by ERISA to be filed by the Borrowers;

(c)    Engage in any "prohibited transactions" or "reportable events" (respectively as described in ERISA);

(d)   Engage in, or commit, any act such that a tax or penalty could be imposed upon the Borrowers on account thereof pursuant to ERISA;

(e)    Accumulate any material funding deficiency within the meaning of ERISA;

(f)     Terminate any Employee Benefit Plan such that a lien could be asserted against any assets of the Borrowers on account thereof pursuant to ERISA; or

(g)    Be a member of, contribute to, or have any obligation under any Employee Benefit Plan which is a multiemployer plan within the meaning of Section 4001(a) of ERISA.

4.18          Hazardous Materials.

(a)    The Borrowers have never:

(i)                  Been legally responsible for any material release of any Hazardous Material; or

(ii)                Received notification of any material release or threat of a material release of any Hazardous Material from any site or vessel occupied or operated by the Borrowers and/or of the incurrence of any expense or loss in connection with the assessment, containment, or removal of any material release or threat of a material release of any Hazardous Material from any such site or vessel.

(b)   The Borrowers shall use its best efforts to:

(i)                  Dispose of any Hazardous Material only in compliance with all Environmental Laws; and

(ii)                Not store on any site or vessel occupied or operated by the Borrowers and not transport or arrange for the transport of any Hazardous Material, except if such storage or transport is in the ordinary course of the Borrowers' business and is in material compliance with all Environmental Laws.

(c)    The Lead Borrower shall provide the Agent with written notice upon obtaining knowledge of any incurrence of any material expense or loss by any governmental authority or other Person in connection with the assessment, containment, or removal of any Hazardous Material, for which expense or loss the Borrowers may be liable.

4.19          Litigation.

Except as described in EXHIBIT 4.19, there is not presently pending or threatened by or against any Borrower any suit, action, proceeding, or investigation which, if determined adversely to such Borrower, would have a material adverse effect upon such Borrower's financial condition or ability to conduct its business as such business is presently conducted or is contemplated to be conducted in the foreseeable future.

4.20          Dividends; Investments; Corporate Action.

During  a Covenant Activation Period, the Borrowers shall not:

(a)    Pay any cash dividend or make any other distribution in respect of any class of the Borrowers' capital stock; provided, however, that the Borrower shall be permitted to pay dividends or make other distributions in respect to its capital stock to the extent that, following such dividend or distribution, Excess Availability shall exceed Twenty Million Dollars ($20,000,000);

(b)   Redeem, retire, purchase, or acquire any Borrower's capital stock or securities;

(c)    Invest in or purchase any stock or securities or rights to purchase any such stock or securities, of any corporation or other entity;

(d)   Merge or consolidate or be merged or consolidated with or into any other corporation or other entity;

(e)    Consolidate any of the Borrowers' operations with those of any other corporation or other entity (other than with any other Borrower);

(f)     Organize or create any Affiliate;

(g)    Subordinate any debts or obligations owed to the Borrowers by any third party to any other debts owed by such third party to any other Person; or

(h)    Acquire any assets other than in the ordinary course and conduct of the Borrowers' business as conducted at the execution of this Agreement; provided, however, that, subject to Section 4.6(d) hereof, the Borrower may pay up to Five Million Dollars ($5,000,000) to acquire additional store locations or other assets related to its business in a single transaction if Excess Availability as of the date of such acquisition exceeds Twenty Million Dollars ($20,000,000).

4.21          Loans.

During a Covenant Activation Period, the Borrowers shall not make any loans or advances to, nor acquire the Indebtedness of, any Person, provided, however, the foregoing does not prohibit any of the following:

(a)    Advance payments made to the Borrowers' suppliers in the ordinary course; and

(b)   Advances to the Borrowers' officers, employees, and salespersons with respect to reasonable expenses to be incurred by such officers, employees, and salespersons for the benefit of the Borrowers, which expenses are properly substantiated by the person seeking such advance and properly reimbursable by the Borrowers.

4.22          Protection of Assets.

The Agent may in its discretion from time to time, discharge any tax or Encumbrance on any of the Collateral, or take any other action which the Agent may deem necessary or desirable to repair, insure, maintain, preserve, collect, or realize upon any of the Collateral.  The Agent shall not have any obligation to undertake any of the foregoing and shall have no liability on account of any action so undertaken except where there is a specific finding in a judicial proceeding (in which the Agent has had an opportunity to be heard), from which finding no further appeal is available, that the Agent had acted in actual bad faith or in a grossly negligent manner.  The Borrowers shall pay to the Agent, on demand, or the Agent, in its discretion, may add to the Loan Account, all amounts paid or incurred by the Agent pursuant to this Section 4.22.  The obligation of the Borrowers to pay such amounts is a Liability.

4.23          Line of Business.

The Borrowers shall not engage in any business other than the business in which it is currently engaged or a business reasonably related thereto (the conduct of which reasonably related business is reflected in the Business Plan).

4.24          Affiliate Transactions.

(a)    The Borrowers shall not make any payment, nor give any value to any Affiliate except for goods and services actually purchased by the Borrowers from, or sold by the Borrowers to, such Affiliate for a price and on terms which shall

(i)                  be competitive and fully deductible as an "ordinary and necessary business expense" and/or fully depreciable under the Internal Revenue Code of 1986 and the Treasury Regulations, each as amended; and

(ii)                be no be less favorable to the Borrowers than those which would have been charged and imposed in an arms length transaction.

4.25          Further Assurances.

(a)    The Borrowers shall execute and deliver to the Agent such instruments, documents, and papers, and shall do all such things from time to time hereafter as the Agent may request: to carry into effect the provisions and intent of this Agreement; to protect and perfect the Agent's Collateral Interests in the Collateral; and to comply with all applicable statutes and laws.  The Borrowers shall execute all such instruments as may be required by the Agent with respect to the recordation and/or perfection of the Collateral Interests created or contemplated herein.

(b)   The Borrowers hereby designate the Agent as and for the Borrowers' true and lawful attorney, with full power of substitution, to sign and file any financing statements in order to perfect or protect the Agent's Collateral Interests in the Collateral.

(c)    A carbon, photographic, or other reproduction of this Agreement or of any financing statement or other instrument executed pursuant to this Section 4.25 shall be sufficient for filing to perfect the security interests granted herein.

4.26          Adequacy Of Disclosure.

(a)    All financial statements furnished to the Agent or the Lenders by the Borrowers have been prepared in accordance with GAAP consistently applied and present fairly the Consolidated condition of the Borrowers at the date(s) thereof and the Consolidated results of operations and cash flows of the Borrowers for the period(s) covered subject, in the case of interim financials, to normal year end adjustments.  There has been no change in the financial condition, results of operations, or cash flows of the Borrowers since the date(s) of such financial statements, other than changes in the ordinary course of business, which changes have not been materially adverse, either singularly or in the aggregate.

(b)   The Borrowers do not have any contingent obligations or obligation under any Lease or Capital Lease which is not noted in the Borrowers' Consolidated financial statements furnished to the Agent or the Lenders prior to the execution of this Agreement.

(c)    No document, instrument, agreement, or paper now or hereafter given the Agent or the Lenders by or on behalf of the Borrowers or any guarantor of the Liabilities in connection with the execution of this Agreement by the Agent or Lenders contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements therein not misleading.  There is no fact known to the Borrowers which has, or which, in the foreseeable future could have, a material adverse effect on the financial condition of the Borrowers or any such guarantor which has not been disclosed in writing to the Agent or Lenders.

4.27          No Restrictions on Liabilities.

No Borrower shall enter into or become subject to, directly or indirectly, any agreement prohibiting or restricting (other than with respect to Permitted Encumbrances), in any manner (including, without limitation, by way of covenant, representation, or event of default) any of the following:

(a)    The granting of Collateral Interests in favor of the Agent on any asset of any of the Collateral; or

(b)   The incurrence of any of the Liabilities.

4.28          NEGATIVE PLEDGE.

The Borrowers have not granted, and shall not grant, a lien, claim or encumbrance of any nature or description to any Person other than Collateral Agent on their Accounts, General Intangibles, Payment Intangibles or Supporting Obligations whether or not constituting Collateral, except for Permitted Encumbrances and no other creditor of any of the Borrowers shall be entitled to encumber any of such assets without the express written consent of the Agent.

4.29          Other Covenants.

No Borrower shall indirectly do or cause to be done any act which, if done directly by such Borrower or Borrowers, would materially breach any covenant contained in this Agreement.

4.30          Proposals and amendment covenants.

Following the occurrence of a Covenant Activation Period, the Borrowers may make proposals to Administrative Agent for amendments to the covenants contained in Sections 4.6(d), 4.20(a) and 4.20(h) hereof (which apply only during a Covenant Activation Period) based on the Borrower's then current Business Plan, level of Excess Availability and other financial circumstances which then exist, provided, however, that the Administrative Agent shall be under no obligation whatsoever to accept such proposed amendments and may accept, reject or seek to modify any such proposed amendment, in its sole discretion.  The Administrative Agent shall obtain the consent of any Lender holding thirty three and one-third percent (33 ⅓%) or more of the Percentage Commitments prior to agreeing to any amendment to such covenants, which consent shall not be unreasonably withheld or delayed.

ARTICLE V. - Financial Reporting Covenants:

5.1  Maintain Records.

The Borrowers shall:

(a)    At all times, keep proper books of account, in which full, true, and accurate entries shall be made of all of the Borrowers' transactions, all in accordance with GAAP applied consistently with prior periods to fairly reflect the financial condition of the Borrowers at the close of, and its results of operations for, the periods in question.

(b)   Timely provide the Agent with those financial reports, statements, and schedules required by this Article V or otherwise, each of which reports, statements and schedules shall be prepared, to the extent applicable, in accordance with GAAP applied consistently with prior periods to fairly reflect the financial condition of the Borrowers at the close of, and its results of operations for, the period(s) covered therein.

(c)    At all times, keep accurate current records of the Collateral in accordance with its current methods of accounting for the Collateral (which methods shall not be materially altered) or as otherwise required to prepare the monthly and quarterly reports required hereunder.

(d)   At all times, retain independent certified public accountants who are reasonably satisfactory to the Agent and instruct such accountants to fully cooperate with, and be available to, the Agent to discuss the Borrowers' financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such accountants, as may be raised by the Agent.  Agent acknowledges that KPMG LLP is e satisfactory.

(e)    Not change their respective fiscal years, tax identification numbers, or state of incorporation or organization without reasonable prior written notice to and the written consent of the Administrative Agent, and which consent shall not be unreasonably withheld or delayed.

5.2  Access to Records.

(a)    The Borrowers shall accord the Agent and the Agent's representatives access from time to time as the Agent and such representatives may reasonably require to all properties owned by or over which any Borrower has control.  The Agent and such representatives shall have the right, and the Borrowers will permit the Agent and the Agent's representatives from time to time as Agent and such representatives may reasonably request, to examine, inspect, copy, and make extracts from any and all of the Borrowers' books, records, electronically stored data, papers, and files.  The Borrowers shall make  all of the Borrowers' copying facilities available to the Agent and the Agent's representatives.

(b)   The Borrowers hereby authorize the Agent and the Agent's representatives to:

(i)                  Inspect, copy, duplicate, review, cause to be reduced to hard copy, run off, draw off, and otherwise use any and all computer or electronically stored information or data which relates to the Borrowers  any service bureau, contractor, accountant, or other person, and directs any such service bureau, contractor, accountant, or other person who maintains such information for the Borrower fully to cooperate with the Agent and the Agent's representatives with respect thereto.

(ii)                Verify at any time the Collateral or any portion thereof, including verification with Account Debtors, and/or with the Borrowers' computer billing companies, collection agencies, and accountants and to sign the name of the Borrowers on any notice to the Borrowers' Account Debtors or verification of the Collateral.

5.3  Immediate Notice to Agent.

(a)    The Lead Borrower shall provide the Agent with written notice promptly upon the occurrence of any of the following events, which written notice shall be with reasonable particularity as to the facts and circumstances in respect of which such notice is being given:

(i)                  Any change in the Authorized Officers.

(ii)                The completion of any physical count of all or a material portion of the Borrower's Inventory (together with a copy of the results thereof certified by the Lead Borrower).

(iii)               Any cessation by the Borrowers of their making payment to its creditors generally as the Borrowers' debts become due.

(iv)              Any failure by the Borrowers to pay rent at any of the Borrowers' locations, which failure continues for more than Three (3) days following the last day on which such rent was payable without more than a de minimus adverse effect to the Borrowers.

(v)                Any material adverse change in the business, operations, or financial affairs of the Borrowers.

(vi)              The occurrence of any Suspension Event.

(vii)             Any intention on the part of any Borrower to discharge the Borrowers' present independent accountants or any withdrawal or resignation by such independent accountants from their acting in such capacity.

(viii)           Any litigation which, if determined adversely to the Borrowers, might have a material adverse effect on the financial condition of the Borrowers.

(b)   The Lead Borrower shall:

(i)                  Provide the Agent, when so distributed, with copies of any materials distributed to the shareholders of any Borrower(qua such shareholders).

(ii)                Add the Agent as an addressee on all mailing lists maintained by or for the Borrowers.

(iii)               At the request of the Agent, from time to time, provide the Agent with copies of all advertising (including copies of all print advertising and duplicate tapes of all video and radio advertising).

(iv)              Provide the Agent, when received by the Borrowers, with a copy of any management letter or similar communications from any accountant of the Borrowers.

5.4  Borrowing Base Certificate.

The Lead Borrower shall provide the Agent by 1:00 p.m., Boston time, on each date that Borrower makes a request for an advance hereunder, with a Borrowing Base Certificate (in the form of EXHIBIT 5.4 as such form may be revised from time to time by the Agent), reflecting the Borrower's condition on the last Business Day of the reporting period immediately prior to the date when furnished. Such Certificate shall be signed by an Authorized Officer and may be sent to the Agent by facsimile or email (with electronic signature) transmission.  Notwithstanding the foregoing, prior to the occurrence of a Reporting Activation Event, the information regarding the Borrowing Base shall be provided to the Agent and updated on a monthly basis on or before the second Wednesday of each fiscal month and such information shall be used for purposes of the daily Borrowing Base Certificates submitted by Borrower until the second Wednesday of the following fiscal month.  From and after the occurrence of a Reporting Activation Event, the information regarding the Borrowing Base contained in the Borrowing Base Certificates shall be revised on a weekly basis on or before Wednesday of each week based on the inventory reports which Borrowers currently generate in the ordinary course of their business.

5.5  Weekly Reports.

Following the occurrence of a Reporting Activation Event, weekly, on Wednesday of each week (as of the then immediately preceding Saturday) the Lead Borrower shall provide the Agent with certain reports as specified by Agent based on Agent's subsequent commercial finance examinations, which reports shall be reasonably acceptable to Borrowers (in such form as may be specified from time to time by the Agent). Such reports may be sent to the Agent by facsimile transmission, provided that the original thereof is forwarded to the Agent on the date of such transmission.

5.6  Monthly Reports.

(a)    Monthly, the Lead Borrower shall provide the Agent with original counterparts of the reports specified on Exhibit 5.6 hereof (as such exhibit may be reasonably amended or supplemented by Agent from time to time) (each in such form as the Agent from time to time may specify):

(b)   For purposes of Section 5.6(a)(i), above, the first "previous month" in respect of which the items required by that Section shall be provided shall be March, 2002, and for purposes of Section 5.6(a)(ii), above, the first "previous month" in respect of which the items required by that Section shall be provided shall be March, 2002.

5.7  Quarterly Reports.

Quarterly, within Forty Five (45) days following the end of each of the Borrower's fiscal quarters, the Borrowers shall provide the Agent with an original counterpart of a management prepared financial statement of the Borrowers for the period from the beginning of the Borrowers' then current fiscal year through the end of the subject quarter, with comparative information for the same period of the previous fiscal year, which statement shall include, at a minimum, a balance sheet, income statement (on a "consolidated" store basis), statement of changes in shareholders' equity, and cash flows and comparisons for the corresponding quarter of the then immediately previous year, as well as to the Business Plan.

5.8   Annual Reports.

(a)    Annually, within ninety (90) days following the end of the Borrowers' fiscal year, the Lead Borrower shall furnish the Agent with the following:

(i)                  An original signed counterpart of the Borrowers' Consolidated annual audited financial statement, which statement shall have been prepared by, and bear the unqualified opinion of, the Borrowers' independent certified public accountants (i.e. said statement shall be "certified" by such accountants) and shall include, at a minimum (with comparative information for the then prior fiscal year) a balance sheet, income statement, statement of changes in shareholders' equity, and cash flows; and

(ii)                The officer's compliance certificate described in Section 5.9.

5.9  INTENTIONALLY OMITTED Officers' Certificates.

(a)    The Lead Borrower shall cause its Authorized Officer to certify, in the form attached hereto as EXHIBIT 5.9 (the "Officer's Compliance Certificate") in connection with those monthly and annual statements to be furnished pursuant to this Agreement that:

(i)                  Such statement was prepared in accordance with GAAP consistently applied and presents fairly the financial condition of the Borrowers at the close of, and the results of the Borrowers' operations and cash flows for, the period(s) covered, subject, however to the following:

(A)              usual year end adjustments (this exception shall not be included in the Certificate which accompanies such annual statement).
(B)              Material Accounting Changes (in which event, such certificate shall include a schedule (in reasonable detail) of the effect of each such Material Accounting Change) not previously specifically taken into account in the determination of the financial performance covenant imposed pursuant to Section 5.12.

(ii)                No Suspension Event has occurred, or, if such an event has occurred, its nature (in reasonable detail) and the steps (if any) being taken or contemplated by the Borrowers to be taken on account thereof.

(iii)               The Borrowers were in compliance (or had failed to comply) as of the date of the applicable statement with each of the financial performance covenants included in Section 5.12 hereof; such certification to be accompanied by calculations demonstrating such compliance or failure to comply.

5.10          Inventories, Appraisals, and Audits.

(a)    The Agent may, at the expense of the Agent (except following the occurrence of a Suspension Event in which event, Borrower shall reimburse Agent for its reasonable expenses), participate in and/or observe each inventory and any cycle count  of the Collateral which is undertaken on behalf of the Borrowers.  No Borrower may materially change the methodology to be followed in connection with the conduct of and reporting on the results of such physical inventory count from the methodology employed by the Borrowers as of the date of this Agreement.

(b)   The Borrowers, at their expense, shall cause each store location, warehouse, and distribution center to have not less than one (1) physical inventory count in each twelve (12) month period to be undertaken, and cycle counts at each distribution center, consistent with current practice, while this Agreement is in effect, using a third party inventory taker in respect to Inventory located in the Borrower's retail store locations, reasonably satisfactory to Agent.

(i)                  The Lead Borrower shall make the results of each such inventory (as well as of any other physical inventory undertaken by the Borrowers) available to the Administrative Agent during any subsequent commercial finance audit referenced in Section 5.10(d) hereof and on a monthly basis, shall send the Administrative Agent copies of any internally prepared store level inventory summary or similar reports it prepares in the ordinary course of its business.

(ii)                The Lead Borrower shall provide the Agent with copies of any reconciliation of the results of each such inventory (as well as of any other physical inventory undertaken by the Borrowers) to the Borrowers' books and records it prepares in the ordinary course of its business within thirty (30) days following the completion of any such reconciliation.

(iii)               The Agent, in its discretion, following the occurrence of a Suspension Event, may cause such additional inventories to be taken as the Agent determines (each, at the expense of the Borrowers).

(c)    The Agent contemplates obtaining up to four (4) appraisals of the Borrowers' Inventory during any twelve (12) month period during which this Agreement is in effect, each conducted by such appraisers as are satisfactory to the Agent, but, in its discretion, Agent may obtain  more appraisals in the event it deems it reasonably necessary.  The Borrower shall not be responsible for payment of the cost of any such appraisal unless on the date such appraisal is ordered a Reporting Activation Event exists in which case the Borrower's liability for the cost of any such appraisal shall be capped at $15,000 per appraisal plus the appraiser's out-of-pocket disbursements except following the occurrence of an Event of Default hereunder in which case there shall be no such cap.

(d)   The Agent contemplates conducting two (2) commercial finance audits  of the Borrowers' books and records during any twelve (12) month period during which this Agreement is in effect, but in its discretion, Agent may obtain  more in the event it deems it reasonably necessary.  The Borrower shall be liable to reimburse Agent for the cost of two (2) such audits in any calendar year plus any additional audits ordered during a Reporting Activation Event.  The Borrowers  liability for each audit shall be capped at $7,000 per audit plus out-of-pocket expenses except following the occurrence of an Event of Default hereunder in which case there shall be no such cap

5.11          Additional Financial Information.

(a)    In addition to all other information required to be provided pursuant to this Article V, the Lead Borrower promptly shall provide the Agent, such other and additional information concerning the Borrowers, the Collateral, the operation of the Borrowers' business, and the Borrowers' financial condition, including financial reports and statements (including supporting schedules), as the Agent may from time to time reasonably request from the Lead Borrower.

(b)   The Lead Borrower may provide the Agent, from time to time hereafter, with updated forecasts of the Borrowers' anticipated performance and operating results.

(c)    The Lead Borrower shall, no later than Sixty (60) days after the beginning of each of the Borrowers' fiscal years, furnish the Agent with an updated and extended forecast and Business Plan which shall go out at least through the end of the then current fiscal year and shall include a Consolidated income statement, balance sheet, and statement of cash flow, by month, as well as components of the Borrowing Base and shall include assumptions as are reasonably satisfactory to the Agent, each prepared in conformity with GAAP and consistent with the Borrowers' then current practices.

(d)   INTENTIONALLY OMITTED

(e)    INTENTIONALLY OMITTED

(f)     The Borrowers recognize that all appraisals, inventories, analysis, financial information, and other materials which the Agent may obtain, develop, or receive with respect to the Borrowers is confidential to the Agent and Lenders and that, except as otherwise provided herein, the Borrowers are not entitled to receipt of any of such  inventories, analysis, financial information, and other materials, nor copies or extracts thereof or therefrom.  The Agent and each Lender recognizes that the financial information and certain other information which Borrower may provide to Agent or a Lender hereunder, which is not otherwise available from a public source, is "confidential" including, but not limited to, information contained in any appraisals, inventories, analysis, financial information or other materials furnished to Agent and Agents and each Lender agree that such information shall be kept confidential except to the extent that the Agent reasonably determines that the use of such information is necessary or desirable in connection with the exercise of any of Agent's Rights or Remedies afforded to Agent or any Lender following the occurrence of an Event of Default hereunder.

5.12          MINIMUM AVAILABILITY.

The Borrowers shall at all times through the Termination  Date maintain Availability of at least Seven Million Dollars ($7,000,000)  Compliance with such financial covenant shall be made as if no Material Accounting Changes had been made (other than any Material Accounting Changes specifically taken into account in the setting of such covenants).  The Agent may determine the Borrowers' compliance with such covenant based upon Borrowing Base Certificates and other financial reports and statements provided by the Lead Borrower to the Agent (whether or not such certificates, financial reports and statements are required to be furnished pursuant to this Agreement) as well as by reference to interim financial information provided to, or developed by, the Agent.

ARTICLE VI. - Use And Collection Of Collateral:

6.1  Use of Inventory Collateral.

(a)    The Borrowers shall not engage in any sale of the Inventory other than for fair consideration in the conduct of the Borrowers' business in the ordinary course or any use of any of the Inventory in breach of any provision of this Agreement.

(b)   No sale of Inventory shall be on consignment, approval, or under any other circumstances such that, with the exception of the Borrowers' customary return policy applicable to the return of Inventory purchased by the Borrowers' retail customers in the ordinary course, such Inventory may be returned to the Borrowers without the consent of the Agent.

6.2  Inventory Quality.

All Inventory now owned or hereafter acquired by the Borrowers is and will be of good and merchantable quality and free from defects (other than defects within customary trade tolerances or for purchases of "irregular" Inventory in accordance with current practices).

6.3  Adjustments and Allowances.

INTENTIONALLY OMITTED

.

6.4  Validity of Accounts.

INTENTIONALLY OMITTED

6.5  Notification to Account Debtors.

INTENTIONALLY OMITTED

ARTICLE VII. -  Cash Management; Payment of Liabilities:

7.1  Depository Accounts.

(a)    Annexed hereto as EXHIBIT 7.1 is a Schedule of all present DDA's, which includes, with respect to each depository (i) the name and address of that depository; (ii) the account number(s) of the account(s) maintained with such depository; and (iii) a contact person at such depository.

(b)   On or before the Closing Date, the Lead Borrower shall deliver the following to the Agent, as a condition to the effectiveness of this Agreement:

(i)                  Notification, executed on behalf of the Borrowers, to each depository institution with which any DDA is maintained (other than any Exempt DDA and the Blocked Account), in form satisfactory to the Agent of the Agent's interest in such DDA, which DDA notifications Lender shall not release to such depository institutions until the occurrence of a Cash Management Activation Event.

(ii)                An executed Blocked Account Agreement with any depository institution at which either of the following conditions applies:

(A)              Both any DDA (other than Exempt DDAs) and the Operating Account is maintained.
(B)              A Blocked Account is maintained.

(c)    The Borrowers will not establish any DDA hereafter (other than an Exempt DDA) unless, contemporaneous with such establishment, the Lead Borrower delivers the following to the Agent:

(i)                  Notification to the depository at which such DDA is established if the same would have been required pursuant to Section 7.1(b)(i) if the subject DDA were open at the execution of this Agreement, which notifications Lender shall not release to such depository until pending the occurrence of a Cash Management Activation Event;

(ii)                A Blocked Account Agreement executed on behalf of the depository at which such DDA is established if the same would have been required pursuant to Section 7.1(b)(ii) if the DDA were open at the execution of this Agreement.

7.2  Credit Card Receipts.

(a)    Annexed hereto as EXHIBIT 7.2 is a Schedule which describes all arrangements to which the Borrowers are a party with respect to the payment to the Borrowers of the proceeds of credit card charges for sales by the Borrowers.

(b)   The Borrowers shall deliver to the Agent, as a condition to the effectiveness of this Agreement, a form of notification, executed on behalf of the Borrowers, to each of the Borrowers' credit card clearinghouses and processors of notice (in form satisfactory to the Agent), which notice provides that payment of all credit card charges submitted by the Borrowers to that clearinghouse or other processor and any other amount payable to the Borrowers by such clearinghouse or other processor shall be directed to the Concentration Account or as otherwise designated from time to time by the Agent.  The Agent shall not release such credit card processor notices to the credit card processors, until the occurrence of a Cash Management Activation Event.  The Borrowers shall not change such direction or designation except upon and with the prior written consent of the Agent.

7.3  The Concentration, Blocked, and Operating Accounts.

(a)    The following checking accounts have been or will be established (and are so referred to herein):

(i)                  The "Concentration Account": Established by the Agent with Fleet Bank

(ii)                The "Blocked Account": Established by each of the Borrowers with US Bank into which deposits from DDA's must be directed.

(iii)               The "Operating Account":  Established by each of the Borrowers with Fleet Bank, from which only disbursements may be made.

(iv)              The "Disbursement Account":  Established by the Borrower with US Bank.

(b)   The contents of each DDA (other than the Operating Account and any Exempt DDA's and of the Blocked Account constitutes Collateral and Proceeds of Collateral. The contents of the Concentration Account, if established, shall constitute the Agent's property.

(c)    The Borrowers shall not establish any Blocked Account hereafter except upon not less than thirty (30) days written notice to the Agent and the delivery to the Agent of a Blocked Account Agreement with respect thereto.

(d)   The Borrowers shall pay all fees and charges of, the depository  in which any account is opened as required hereby (even if such account is opened by and/or is the property of the Agent).

7.4  Proceeds and Collection of Accounts.

(a)    All Receipts constitute Collateral and proceeds of Collateral and shall be held in trust by the Borrowers for the Agent, and shall be deposited and/or transferred only to the Blocked Account.

(b)   Prior to the occurrence of a Cash Management Activation Event, (i) the Borrower shall be entitled to withdraw funds from the Blocked Account for transfer to the Disbursement Account or Operating Account without prior notice to or the consent of Agent; (ii) Borrower shall not be required to ACH or wire transfer Receipts and the proceeds of credit card charges to the Concentration Account and (iii) Lender shall not send the DDA notifications or credit card processor notifications executed by Borrowers hereunder to the institutions at which the DDA's are maintained or to Borrower's credit card processors.

(c)    Following the occurrence of a Cash Management Activation Event, the Agent may:

(i)                  send the DDA notifications and credit card processor notifications delivered by Borrower to Agent pursuant to Sections 7.1(b) and (c) and 7.2(b) hereof to the appropriate depository institutions and credit card processors and clearinghouses; and

(ii)                notify any depository institution in which a Blocked Account is maintained that a Cash Management Activation Event has occurred.

(d)   From and after the occurrence of a Cash Management Activation Event, Borrowers shall cause the ACH or wire transfer to the Blocked Account or the Concentration Account, no less frequently than daily (and whether or not there is then an outstanding balance in the Loan Account) of the following:

(i)                  The contents of each DDA (other than any Exempt DDA).  Each such transfer to be net of any minimum balance, not to exceed $1,500.00, as may be required to be maintained in the subject DDA by the bank at which such DDA is maintained.

(ii)                The proceeds of all credit card charges not otherwise provided for pursuant hereto.

Telephone advice (confirmed by written notice) shall be provided to the Agent on each Business Day on which any such transfer is made.

(e)    From and after the occurrence of a Cash Management Activation Event, whether or not any Liabilities are then outstanding, the Borrowers shall cause the ACH or wire transfer to the Concentration Account, no less frequently than daily on each Business Day, of then entire ledger balance of the Blocked Account, net of such minimum balance,  as may be required to be maintained in the Blocked Account by the depository with which the Blocked Account is maintained.

(f)     In the event that, notwithstanding the provisions of this Section 7.4(c), the Borrowers receive or otherwise have dominion and control of any Receipts, or any proceeds or collections of any Collateral, at any time after the occurrence of a Cash Management Activation Event, such Receipts, proceeds, and collections shall be held in trust by the Borrowers for the Agent and shall not be deposited in any account of the Borrowers other than as instructed by the Agent.

7.5  Payment of Liabilities.

(a)    Prior to the occurrence of a Cash Management Activation Event, the Borrower shall wire transfer funds to the Agent as necessary to pay any of the Borrower's Liabilities which become due and payable pursuant to the terms hereof on or before the date on which they become due and payable.  From and after the occurrence of a Cash Management Activation Event, on each Business Day, the Agent shall apply the then collected balance of the Concentration Account (net of fees charged, and of such minimum balances as may be required by the bank at which the Concentration Account is maintained) first, towards the unpaid balance of SwingLine Loans, second, towards the unpaid balance of the Loan Account and third, towards  all other Liabilities, provided, however, for purposes of the calculation of interest on the unpaid principal balance of the Loan Account, such payment shall be deemed to have been made on the Business Days on which such transfer is made.

(b)   The following rules shall apply to deposits and payments under and pursuant to this Agreement:

(i)                  Funds shall be deemed to have been deposited to the Concentration Account on the Business Day on which deposited.

(ii)                Funds paid to the Agent, other than by deposit to the Concentration Account, shall be deemed to have been received on the Business Day when they are good and collected funds.

(iii)               All deposits to the Concentration Account and other payments to the Agent are subject to clearance and collection.

(c)    The Agent shall transfer to the Operating Account any surplus in the Concentration Account remaining after the application towards the Liabilities referred to in Section 7.5(a), above (less those amount which are to be netted out, as provided therein) provided, however, in the event that Suspension Event exists and or one or more L/C's are then outstanding, then the Agent may establish a funded reserve of up to 110% of the aggregate Stated Amounts of such L/C's.  Such funded reserve shall either be (i) returned to the Borrowers provided that, no Suspension Event has occurred or (ii) applied towards the Liabilities following Acceleration.

7.6  The Operating Accounts

Except as otherwise specifically provided in, or permitted by, this  Agreement, all checks shall be drawn by the Borrowers upon, and other disbursements shall be made by the Borrowers solely from, the Operating Account or Disbursement Account.

ARTICLE VIII. -  Grant of Security Interest:

8.1  Grant of Security Interest.

To secure the Borrowers' prompt, punctual, and faithful performance and payment of all and each of the Liabilities, each Borrower hereby grants to the Agent, for the benefit of the Lenders, a continuing security interest in and to, and assigns to the Agent all Inventory and certain assets relating to Inventory (as described below) of the Borrowers, and each item thereof, whether now owned or in which that Borrower now has an interest, or hereafter acquired or arising, or in which that Borrower hereafter obtains an interest, and all products, Proceeds, substitutions, and accessions of or to any of the foregoing (all of which, together with any other property in which the Agent may in the future be granted a security interest, is referred to herein as the "Collateral"), including, but not limited to:

(a)    All Inventory including, but not limited to, packaging, advertising and shipping materials.

(b)   All books, records, and information relating to the Collateral and/or to the operation of the Borrowers' business, and all rights of access to such books and records, and all media in which such books, records, and information are stored, recorded, and maintained to the extent reasonably necessary for Lender to obtain access to and utilize such books and records in connection with a Liquidation or other enforcement of the Agent's Rights or Remedies.

(c)    All   policies and certificates of insurance, in respect of the Collateral.

(d)   All insurance proceeds, refunds, and premium rebates, including, without limitation, proceeds of fire and credit insurance, which proceeds, refunds, and premium rebates arise out of any of the foregoing (8.1(a) through 8.1(c)).

(e)    All Supporting Obligations and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of the Collateral, including (i) rights and remedies relating to guaranties, contracts of suretyship, letter of credit and credit and other insurance related to the Collateral, (ii) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lien or secured party, (iii) and goods described in invoices, documents, contracts or instruments with respect thereto, or otherwise representing or evidencing, Collateral, including returned, repossessed and reclaimed goods.

8.2  Extent and Duration of Security Interest.

The security interest created and granted herein is in addition to, and supplemental of, any security interest previously granted by the Borrowers to the Agent and shall continue in full force and effect applicable to all Liabilities until all Liabilities have been paid and/or satisfied in full, the Commitment of the Agent to make loans and other financial accommodations has been terminated, and the security interest granted herein is specifically terminated in writing by a duly authorized officer of the Agent.

8.3  Perfection of Security Interests.

(a)    Each of the Borrowers agrees to take all action that the Agent may request as a matter of nonbankruptcy law to perfect and protect the Agent's Collateral Interest in the Collateral and for such Collateral Interest to obtain the priority therefore contemplated hereby, including, without limitation, executing and delivering such documents and instruments, financing statements, providing such notices and assents of third parties, obtaining governmental approvals and providing such other instruments and documents in recordable form as the Agent may request.  Borrowers irrevocably and unconditionally authorize the Agent to file at any time and from time to time such financing statements with respect to the Collateral naming the Agent or its designee as the secured party and Borrowers as debtors, as Agent may require, together with any amendment and continuations with respect thereto, that (a) describe the Collateral  and (b) provide any other information required by part 5 of Article 9 of the Uniform Commercial Code of any jurisdiction for the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether such Borrower is an organization, the type of organization and any organization identification number issued to such Borrower and, (ii) in the case of a financing statement filed as a fixture filing, if any, a sufficient description of real property to which the Collateral relates.  Such Borrower agrees to furnish any such information to the Agent promptly upon the Agent's request.  Borrowers hereby authorize Agent to adopt on behalf of Borrowers any symbol required for authenticating any electronic filing.  In no event shall Borrowers at any time file, or permit or cause to be filed,  any correction statement or termination statement with respect to any financing statement (or amendment or continuation with respect thereto) naming Agent or its designee as secured party and Borrowers as debtors.

(b)   INTENTIONALLY OMITTED

(c)    INTENTIONALLY OMITTED

(d)   INTENTIONALLY OMITTED

(e)    INTENTIONALLY OMITTED

(f)     INTENTIONALLY OMITTED

8.4  Grant of license and access to collateral.

(a)    Borrowers hereby grant a license to the Agents effective immediately upon the occurrence of an Event of Default hereunder, without any further notice from Agents to use all assets of Borrowers, without limitation, all Goods, Equipment, and General Intangibles (which term shall include, but not be limited to, all of the Borrower's tradenames and trademarks and any licenses or other rights Borrowers hold which are necessary for the sale of any trademarked or copyrighted Inventory) as reasonably necessary for the Liquidation of the Collateral or the exercise of the Agent's Rights and Remedies hereunder.  Borrowers shall be prohibited from selling any of its trademarks or tradenames or any other General Intangibles prior to completion of Agent's Liquidation of the Collateral.

(b)   Borrowers hereby agree that, upon an Event of Default, Agents shall have all rights of access to all property of the Borrowers on which Collateral is located, including property on or in which books, records and information relating to the Collateral or the operation of the Borrowers' business is stored as provided in section 5.2 hereof.

ARTICLE IX. - Agent As Borrowers' Attorney-In-Fact:

9.1  Appointment as Attorney‑In‑Fact.

The Borrowers hereby irrevocably constitute and appoint the Agent as the Borrower's true and lawful attorney, with full power of substitution, following the occurrence of an Event of Default, to convert the Collateral into cash at the sole risk, cost, and expense of the Borrowers, but for the ratable benefit of the Agent. The rights and powers granted the Agent by this appointment include but are not limited to the right and power to:

(a)    Prosecute, defend, compromise, or release any action relating to the Collateral.

(b)   Sign change of address forms to change the address to which the Borrowers' mail is to be sent to such address as the Agent shall designate; receive and open the Borrowers' mail; remove any Proceeds of Collateral therefrom and turn over the balance of such mail either to the Borrowers or to any trustee in bankruptcy, receiver, assignee for the benefit of creditors of the Borrowers, or other legal representative of the Borrowers whom the Agent determines to be the appropriate person to whom to so turn over such mail.

(c)    Endorse the name of the Borrowers in favor of the Agent upon any and all checks, drafts, notes, acceptances, or other items or instruments; sign and endorse the name of the Borrowers on, and receive as secured party, any of the Collateral, any invoices, schedules of Collateral, freight or express receipts, or bills of lading, storage receipts, warehouse receipts, or other documents of title respectively relating to the Collateral.

(d)   Sign the Borrowers' name on any Proof of Claim in Bankruptcy against Account Debtors or any notices to Account Debtors, in either case  holding Accounts which constitute part of the Collateral, and on notices of lien, claims of mechanic's liens, or assignments or releases of mechanic's liens securing such Accounts.

(e)    Take all such action as may be necessary to obtain the payment of any letter of credit and/or banker's acceptance constituting part of the Collateral of which any Borrower is a beneficiary.

(f)     Repair, manufacture, assemble, complete, package, deliver, alter or supply goods, if any, necessary to fulfill in whole or in part the purchase order of any customer of the Borrowers.

(g)    Use, license or transfer any or all General Intangibles of the Borrowers constituting part of the Collateral.

9.2  No Obligation to Act.

The Agent shall not be obligated to do any of the acts or to exercise any of the powers authorized by Section 9.1 herein, but if the Agent elects to do any such act or to exercise any of such powers, it shall not be accountable for more than it actually receives as a result of such exercise of power, and shall not be responsible to the Borrowers for any act or omission to act except for any act or omission to act as to which there is a final determination made in a judicial proceeding (in which proceeding the Agent has had an opportunity to be heard) which determination includes a specific finding that the subject act or omission to act had been grossly negligent or in actual bad faith.

ARTICLE X. -  Events of Default:

The occurrence of any event described in this Article X respectively shall constitute an "Event of Default" herein.  Upon the occurrence of any Event of Default described in Section 10.11, any and all Liabilities shall become due and payable without any further act on the part of the Agent. Upon the occurrence of any other Event of Default, the Agent may declare any and all Liabilities  immediately due and payable.  The occurrence of any Event of Default shall also constitute, without notice or demand, a default under all other agreements between the Agent or and the Borrowers and instruments and papers heretofore, now or hereafter given the Agent.

10.1          Failure to Pay Revolving Credit.

The failure by the Borrowers to pay any amount when due under the Revolving Credit.

10.2          Failure To Make Other Payments.

The failure by the Borrowers to pay when due (or upon demand, if payable on demand) any payment Liability other than under the Revolving Credit.

10.3          Failure to Perform Covenant or Liability (No Grace Period).

The failure by the Borrowers to promptly, punctually, faithfully and timely perform, discharge, or comply with any covenant or Liability not otherwise described in Section 10.1 or Section 10.2 hereof, and included in any of the following provisions hereof:

Section	Relates to:
4.3(b)	Notice of Name Change
4.7	Title to Collateral
4.8	Indebtedness
4.9	Insurance Policies
4.15	Pay taxes
4.20	Dividends, Investments, Corporate Actions
4.24	Affiliate Transactions
4.29	Minimum Availability
6.1	Use of Collateral
Article V	Reporting Requirements
Article VII	Cash Management

10.4          Failure to Perform Covenant or Liability (Grace Period).

The failure by the Borrowers, within ten (10) days following the earlier of the Borrowers' knowledge of a breach of any covenant or Liability not described in any of Sections 10.1, 10.2, or 10.3 or of the Lead Borrower's receipt of written notice from the Agent of the breach of any of those Sections.

10.5          Misrepresentation.

The determination by the Agent that any representation or warranty at any time made by the Borrowers to the Agent was not true or complete in all material respects when given.

10.6          Acceleration of Other Debt. Breach of Lease.

(a)    The occurrence of any event such that any Indebtedness of the Borrowers in excess of $500,000 to any creditor other than the Agent could be accelerated (whether or not the subject creditor takes any action on account of such occurrence).

(b)   The occurrence of any of the following with respect to Leases on which any Borrower is  the lessee or is obligated:

(i)                  An aggregate of more than $100,000 in rent is then overdue.

(ii)                Default and the expiry of any applicable grace period with respect to more than five (5) Leases of retail stores, except if the existence of such default is disputed in good faith by the Borrowers and the applicable landlord has been stayed or agreed in writing to forbear from instituting proceedings to recover possession of the leased premises or otherwise terminate the subject Lease or Borrowers' rights to peaceful possession of the subject premises.

(iii)               Default and the expiry of any applicable grace period of any Lease of any warehouse or distribution center.

10.7          Default Under Other Agreements.

The occurrence of any breach or default under any agreement (including any Loan Document other than this Loan Agreement) between the Agent and the Borrowers or instrument given by the Borrowers to the Agent and the expiry, without cure, of any applicable grace period  (notwithstanding that the subject Agent may not have exercised all or any of its rights on account of such breach or default).

10.8          Uninsured Casualty Loss.

The occurrence of any uninsured loss, theft, damage, or destruction of or to any material portion of the Collateral.

10.9          Attachment; Judgment; Restraint of Business.

(a)    Following the occurrence of a Cash Management Activation Event, the service of process upon the Agent or the Lenders or any Participant seeking to attach, by trustee, mesne, or other process, any of a Borrower's funds on deposit with, or assets of such Borrower in the possession of, the Agent or the Lenders or such Participant, which Agent, in its sole discretion, based on the advise of counsel to Agent, determines has a reasonable likelihood of success and would have more than a de minimus affect on the Borrowers.

(b)   The entry of any judgment against any Borrower or group of Borrowers, which judgment is not satisfied (if a money judgment) or appealed from (with execution or similar process stayed) within any applicable appeal period.

(c)    The entry of any order or the imposition of any other process having the force of law, the effect of which is to restrain in any material way the conduct by any Borrower of its business in the ordinary course.

10.10      Business Failure.

Any act by, against, or relating to any Borrower, or its property or assets, which act constitutes the determination, by such Borrower, to initiate a program of total self‑liquidation or liquidation of a material portion of its assets; application for, consent to, or sufferance of the appointment of a receiver, trustee, or other person, pursuant to court action or otherwise, over all, or any part of any material Borrower's property; the granting of any trust mortgage or execution of an assignment for the benefit of the creditors of any Borrower, or the occurrence of any other voluntary or involuntary material liquidation or extension of debt agreement for any Borrower; the offering by or entering into by any Borrower of any composition, extension, or any other arrangement seeking relief from or extension of the debts of such Borrower; or the initiation of any judicial or non‑judicial proceeding or agreement by, against, or including any Borrower which seeks or intends to accomplish a reorganization or arrangement with creditors; and/or the initiation by or on behalf of such Borrower of the liquidation or winding up of all or material part of such Borrower's business or operations.

10.11      Bankruptcy.

The failure by any Borrower to generally pay its debts as they mature; adjudication of bankruptcy or insolvency relative to any Borrower; the entry of an order for relief or similar order with respect to any Borrower in any proceeding pursuant to the Bankruptcy Code or any other federal bankruptcy law; the filing of any complaint, application, or petition by any Borrower initiating any matter in which such Borrower is or may be granted any relief from the debts of that Borrower pursuant to the Bankruptcy Code or any other insolvency statute or procedure; the filing of any complaint, application, or petition against any Borrower initiating any matter in which the Borrower is or may be granted any relief from the debts of that Borrower pursuant to the Bankruptcy Code or any other insolvency statute or procedure.

10.12      Default by Guarantor or Affiliate.

The occurrence of any of the foregoing Events of Default with respect to any guarantor or endorser, or surety of the Liabilities, or the occurrence of any of the foregoing Events of Default with respect to any Subsidiary, or Affiliate of any Borrower, as if such guarantor, endorser, surety,  Subsidiary, or Affiliate were the "Borrower" described therein.

10.13      Indictment ‑ Forfeiture.

The indictment of, or institution of any legal process or proceeding against, any Borrower or any member of any Borrower's senior management, under any federal, state, municipal, and other civil or criminal statute, rule, regulation, order, or other requirement having the force of law where the relief, penalties, or remedies sought or available include the forfeiture of any material portion of the Collateral of any Borrower and/or the imposition of any stay or other order, the effect of which could be to restrain in any material way the conduct by that Borrower of its business in the ordinary course.

10.14      Termination of Guaranty.

The termination or attempted termination (other than a mere request for consent to termination) of any guaranty by any guarantor of the Liabilities.

10.15      Challenge to Loan Documents.

(a)    Any challenge by or on behalf of any Borrower or any guarantor of the Liabilities to the validity of any Loan Document or the applicability or enforceability of any Loan Document strictly in accordance with the subject Loan Document's terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest created by or in any Loan Document or any payment made pursuant thereto.

(b)   Any determination by any court or any other judicial or government authority that any Loan Document is not enforceable strictly in accordance with the subject Loan Document's terms or which voids, avoids, limits, or otherwise adversely affects any security interest created by any Loan Document or any payment made pursuant thereto, provided such determination, in Agent's sole discretion, has a material adverse effect on the Agent's interest in, or ability to realize on, the Collateral or on the Agent's ability to enforce the subject Loan Documents.

10.16      Key Management.  [intentionally omitted]

10.17      Change in Control.

Any Change in Control.

ARTICLE XI. - Rights and Remedies Upon Default:

Upon the occurrence of any Event of Default described in Section 10.11 and upon Acceleration, and at all times thereafter, the Agent shall have the following rights and remedies in addition to all of the rights, remedies, powers, privileges, and discretions available to Agent prior to the occurrence of an Event of Default. No stay which otherwise might be imposed pursuant to Section 362 of the Bankruptcy Code or otherwise shall stay, limit, prevent, hinder, delay, restrict, or otherwise prevent the Agent's exercise of any of such rights and remedies.

11.1          Rights of Enforcement.

The Agent shall have all of the rights and remedies of a secured party upon default under the UCC, in addition to which the Agent shall have all and each of the following rights and remedies:

(a)    To give notice to any bank at which any DDA or Blocked Account is maintained and in which Proceeds of Collateral are deposited, to turn over such Proceeds directly to the Agent.

(b)   To give notice to any of the Borrowers' customs brokers to follow the instructions of the Agent as provided in any Customs Brokers Agreement.

(c)    To collect the Receivables Collateral with or without the taking of possession of any of the Collateral.

(d)   To take possession of all or any portion of the Collateral.

(e)    To sell, lease, or otherwise dispose of any or all of the Collateral, in its then condition or following such preparation or processing as the Agent deems advisable and with or without the taking of possession of any of the Collateral.

(f)     To conduct one or more going out of business sales which include the sale or other disposition of the Collateral.

(g)    To apply the Receivables Collateral or the Proceeds of the Collateral towards (but not necessarily in complete satisfaction of) the Liabilities.

(h)    To exercise all or any of the rights, remedies, powers, privileges, and discretions under all or any of the Loan Documents.

11.2          Sale of Collateral.

(a)    Any sale or other disposition of the Collateral may be at public or private sale upon such terms and in such manner as the Agent deems advisable, having due regard to compliance with any statute or regulation which might affect, limit, or apply to the Agent's disposition of the Collateral.

(b)   The Agent, in the exercise of the Agent's rights and remedies upon default, may conduct one or more going out of business sales, in the Agent's own right or by one or more agents and contractors. Such sale(s) may be conducted upon any premises owned, leased, or occupied by any Borrower.  The Agent and any such agent or contractor, in conjunction with any such sale, may augment the Inventory with other goods (all of which other goods shall remain the sole property of the Agent or such agent or contractor).  Any amounts realized from the sale of such goods which constitute augmentations to the Inventory (net of an allocable share of the costs and expenses incurred in their disposition) shall be the sole property of the Agent or such agent or contractor and neither the Borrowers nor any Person claiming under or in right of the Borrowers shall have any interest therein.

(c)    Unless the Collateral is perishable or threatens to decline speedily in value, or is of a type customarily sold on a recognized market (in which event the Agent shall provide the Lead Borrower with such notice as may be practicable under the circumstances), the Agent shall give the Lead Borrower at least ten (10) days prior written notice of the date, time, and place of any proposed public sale, and of the date after which any private sale or other disposition of the Collateral may be made.  The Borrowers agree that such written notice shall satisfy all requirements for notice to the Borrowers which are imposed under the UCC or other applicable law with respect to the exercise of the Agent's rights and remedies upon default.

(d)   The Agent or the Lenders may credit bid and may purchase the Collateral, or any portion of it at any sale held under this Article XI.

(e)    If any of the Collateral is sold, leased, or otherwise disposed of by the Agent on credit, the Liabilities shall not be deemed to have been reduced as a result thereof unless and until payment is finally received thereon by the Agent.

11.3          Occupation of Business Location.

In connection with the Agent's exercise of the Agent's rights under this Article XI, the Agent may enter upon, occupy, and use any premises owned by any Borrower, and to the extent permitted, occupied by Borrower and may exclude the Borrowers from such premises or portion thereof as may have been so entered upon, occupied, or used by the Agent.  The Agent shall not be required to remove any of the Collateral from any such premises upon the Agent's taking possession thereof, and may render any Collateral unusable to the Borrowers.  In no event shall the Agent be liable to the Borrowers for use or occupancy by the Agent of any premises pursuant to this Article XI, nor for any charge (such as wages for the Borrowers' employees and utilities) incurred in connection with the Agent's exercise of the Agent's Rights and Remedies.

11.4          Grant of Nonexclusive License.

In addition to the rights granted to the Agents under Section 8.4 hereof, each Borrower hereby grants to the Agent a royalty free nonexclusive irrevocable license to use, apply, and affix any trademark, trade name, logo, or the like in which that Borrower now or hereafter has rights, such license being with respect to the Agent's exercise of the rights hereunder including, without limitation, in connection with any completion of the manufacture of Inventory or sale or other disposition of Inventory.

11.5          Assembly of Collateral.

The Agent may require the Borrowers to assemble the Collateral and make it available to the Agent at the Borrowers' sole risk and expense at a place or places which are reasonably convenient to both the Agent and Borrowers.

11.6          Rights and Remedies.

The rights, remedies, powers, privileges, and discretions of the Agent hereunder, under any other Loan Document or under applicable law (herein, the "Agent Rights and Remedies") shall be cumulative and not exclusive of any rights or remedies which it would otherwise have.  No delay or omission by the Agent in exercising or enforcing any of the Agent's Rights and Remedies shall operate as, or constitute, a waiver thereof.  No waiver by the Agent of any Event of Default or of any default under any other agreement shall operate as a waiver of any other default hereunder or under any other agreement.  No single or partial exercise of any of the Agent's Rights or Remedies, and no express or implied agreement or transaction of whatever nature entered into between the Agent and any person, at any time, shall preclude the other or further exercise of the Agent's Rights and Remedies.  No waiver by the Agent of any of the Agent's Rights and Remedies on any one occasion shall be deemed a waiver on any subsequent occasion, nor shall it be deemed a continuing waiver.  The Agent's Rights and Remedies  may be exercised at such time or times and in such order of preference as the Agent may determine. The Agent's Rights and Remedies may be exercised without resort or regard to any other source of satisfaction of the Liabilities.

ARTICLE XII. - Notices:

12.1          Notice Addresses.

All notices, demands, and other communications made in respect of this Agreement (other than a request for a loan or advance or other financial accommodation under the Revolving Credit) shall be made to the following addresses, each of which may be changed upon seven (7) days written notice to all others given by certified mail, return receipt requested:

                                    If to the Agent:

                                                Fleet Retail Finance Inc.

40 Broad Street

Boston, MA  02109

                                                Attention:  Timothy Tobin, Director

                                                Attention:  Evan Israelson

                                                Fax:  (617) 434-4339

                                    With a copy to:

                                                Brown Rudnick Berlack Israels LLP

                                                One Financial Center

                                                Boston, MA 02111

                                                Attention:  Peer J. Antoszyk, Esquire

                                                Attention:  Steven B. Levine, Esquire

                                                Fax:  617 856-8201

If to the :Lenders:

Fleet Retail Finance Inc.

40 Broad Street

Boston, MA  02109

                                                Attention:  Timothy Tobin, Director

                                                Attention:  Evan Israelson

                                                Fax:  (617) 434-4339

                                    If to the Borrowers:

                                                c/o Lead Borrower

Duckwall-Alco Stores, Inc.

401 Cottage Avenue

Abilene, Kansas  67410-2832

                                                Attention:  Richard Mansfield, CFO

                                                Fax: (785) 263-1905

                                    With a copy to:

                                                Richard N. Nixon, Esquire

                                                Stinson, Mag & Fizzell, P.C.

                                                1201 Walnut Street, Suite 2800

                                                Kansas City, MO  64106

                                                Fax::  (816) 691-3495

If to Wells Fargo Retail Finance, LLC:

Wells Fargo Retail Finance, LLC

One Boston Place

Boston, MA  02108

Attn:  _______________________

With a copy to:

Peter Paladino, Esquire

Choate, Hall & Stewart

Exchange Place

Boston, MA  02109

12.2          Notice Given.

(a)    Except as otherwise specifically provided herein, notices shall be deemed made and correspondence received, as follows (all times being local to the place of delivery or receipt):

(i)                  By mail: the sooner of when actually received or three (3) days following deposit in the United States mail, postage prepaid.

(ii)                By recognized overnight express delivery: the Business Day following the day when sent.

(iii)               By Hand: If delivered on a Business Day after 9:00 AM and no later than three (3) hours prior to the close of customary business hours of the recipient, when delivered.  Otherwise, at the opening of the then next Business Day.

(iv)              By Facsimile transmission (which must include a header on which the party sending such transmission is indicated): If sent on a Business Day after 9:00 AM and no later than three (3) hours prior to the close of customary business hours of the recipient, one (1) hour after being sent.  Otherwise, at the opening of the then next Business Day.

(b)   Rejection or refusal to accept delivery and inability to deliver because of a changed address or Facsimile Number for which no due notice was given shall each be deemed receipt of the notice sent.

(c)    Agent will give the Lead Borrower notice of its intention to foreclose on its security interests by recognized overnight express delivery.

ARTICLE XIII. - Term:

13.1          Termination of Revolving Credit.

The Revolving Credit shall remain in effect (subject to suspension as provided in Section 2.5(h) hereof) until the Termination Date.

13.2          Actions On Termination.

On the Termination Date, the Borrowers shall pay the Agent (whether or not then due), in immediately available funds, all then Liabilities including, without limitation: the entire balance of the Loan Account (including the unpaid principal balance of the Revolving Credit Loans); any then remaining installments of the Revolving Credit Commitment Fee; any then remaining installments of the Facility Fee; any payments due on account of the indemnification obligations included in Section 2.10(e); any accrued and unpaid Unused Line Fee; and all unreimbursed costs and expenses of Agent for which the Borrowers are responsible; and shall make such arrangements concerning any L/C's then outstanding are reasonably satisfactory to the Agent.  Until such payment, all provisions of this Agreement, other than those contained in Article II which place an obligation on the Agent to make any loans or advances or to provide financial accommodations under the Revolving Credit or otherwise, shall remain in full force and effect until all Liabilities shall have been paid in full.  The release by the Agent of the Collateral Interests granted the Agent by the Borrowers hereunder may be upon such conditions and indemnifications as the Agent may require.

ARTICLE XIV. - General:

14.1          Protection of Collateral.

The Agent has no duty as to the collection or protection of the Collateral beyond the safe custody of such of the Collateral as may come into the possession of the Agent.

14.2          Publicity.

The Agent, at its expense, may issue a "tombstone" notice of the establishment of the credit facility contemplated by this Agreement and may make reference to the Borrowers (and may utilize any logo or other distinctive symbol associated with the Borrowers) in connection with any advertising, promotion, or marketing undertaken by the Agent.

14.3          Successors and Assigns.

This Agreement shall be binding upon the Borrowers and the Borrowers' representatives, successors, and assigns and shall inure to the benefit of the Agent and the Lenders and their respective successors and assigns, provided, however, no trustee or other fiduciary appointed with respect to the Borrowers shall have any rights hereunder and provided, further, however that Administrative Agent may not assign its rights and obligations hereunder as Administrative Agent except with Borrower's prior written consent, which shall not be unreasonably withheld or delayed.  In the event that the Agent or Lenders assigns or transfers its rights under this Agreement, the assignee shall thereupon succeed to and become vested with all rights, powers, privileges, and duties of such assignor hereunder and such assignor shall thereupon be discharged and relieved from its duties and obligations hereunder.

14.4          Severability.

Any determination that any provision of this Agreement or any application thereof is invalid, illegal, or unenforceable in any respect in any instance shall not affect the validity, legality, or enforceability of such provision in any other instance, or the validity, legality, or enforceability of any other provision of this Agreement.

14.5          Amendments; Course of Dealing.

(a)    This Agreement and the other Loan Documents incorporate all discussions and negotiations between the Borrowers, the Agent and the Lenders, either express or implied, concerning the matters included herein and in such other instruments, any custom, usage, or course of dealings to the contrary notwithstanding.  No such discussions, negotiations, custom, usage, or course of dealings shall limit, modify, or otherwise affect the provisions thereof.  No failure by the Agent or Lenders to give notice to the Lead Borrower of the Borrowers' having failed to observe and comply with any warranty or covenant included in any Loan Document shall constitute a waiver of such warranty or covenant or the amendment of the subject Loan Document.  No change made by the Agent to the manner by which Availability is determined shall obligate the Agent to continue to determine Availability in that manner.

(b)   The Borrowers may undertake any action otherwise prohibited hereby, and may omit to take any action otherwise required hereby, upon and with the express prior written consent of the Agent. No consent, modification, amendment, or waiver of any provision of any Loan Document shall be effective unless executed in writing by or on behalf of the party to be charged with such modification, amendment, or waiver (and if such party is the Agent then by a duly authorized officer thereof).  Any modification, amendment, or waiver provided by the Agent shall be in reliance upon all representations and warranties theretofore made to the Agent by or on behalf of the Borrowers (and any guarantor, endorser, or surety of the Liabilities) and consequently may be rescinded in the event that any of such representations or warranties was not true and complete in all material respects when given.

14.6          Power of Attorney.

In connection with all powers of attorney included in this Agreement, the Borrowers hereby grant unto the Agent full power to do any and all things necessary or appropriate in connection with the exercise of such powers as fully and effectually as the Borrowers might or could do, hereby ratifying all that said attorney shall do or cause to be done by virtue of this Agreement.  No power of attorney set forth in this Agreement shall be affected by any disability or incapacity suffered by the Borrowers and each shall survive the same. All powers conferred upon the Agent by this Agreement, being coupled with an interest, shall be irrevocable until this Agreement is terminated by a written instrument executed by a duly authorized officer of the Agent.

14.7          Application of Proceeds.

The proceeds of any collection, sale, or disposition of the Collateral, or of any other payments received hereunder, shall be applied towards the Liabilities in such order and manner as the Agent determines in its sole discretion, consistent, however, with the provisions of this Agreement.  The Borrowers shall remain liable for any deficiency remaining following such application.

14.8          Increased Costs.

If the Agent or Lenders shall have determined that the adoption of any law, rule or regulation regarding capital adequacy, or any change therein or in the interpretation or application thereof, or compliance by the Agent or Lenders with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or governmental authority enacted after the date hereof, does or shall have the effect of reducing the rate of return on such party's capital as a consequence of its obligations hereunder to a level below that which the Agent or Lenders could have achieved but for such adoption, change or compliance (taking into consideration the Agent's or Lenders's policies with respect to capital adequacy) by a material amount, then from time to time, after submission by the Agent or Lenders to the Lead Borrower of a written demand therefor ("Capital Adequacy Demand") together with the certificate described below, the Borrowers shall pay to the Agent or Lenders, as applicable, such additional amount or amounts ("Capital Adequacy Charge") as will compensate the Agent or Lenders for such reduction, such Capital Adequacy Demand to be made with reasonable promptness following such determination.  A certificate of the Agent or Lenders claiming entitlement to payment as set forth above shall be conclusive.  Such certificate shall set forth the nature of the occurrence giving rise to such reduction, the amount of the Capital Adequacy Charge to be paid to the Agent or Lenders, and the method by which such amount was determined.  In determining such amount, the Agent or Lenders may use any reasonable averaging and attribution method, applied on a non-discriminatory basis.

14.9          Costs and Expenses of the Agent and Lenders.

(a)    The Borrowers shall pay from time to time on demand all Costs of Collection and all reasonable costs, expenses, and disbursements of (including attorneys' reasonable fees and expenses) which are incurred by the Agents in connection with the preparation, negotiation, execution, and delivery of this Agreement and of any other Loan Documents, and all other reasonable costs, expenses, and disbursements which may be incurred in connection with or in respect to the credit facility contemplated hereby or which otherwise are incurred with respect to the Liabilities' provided, however, that the Borrower shall not be required to pay more than $35,000 (plus Agent's and counsel's reasonable disbursements) in respect to Brown Rudnick Berlack Israels' Agent's attorney fees as counsel to the Agent related to the initial documentation, negotiation and closing of this Agreement.

(b)   The Borrowers shall pay on from time to time on demand all reasonable costs and expenses (including reasonable attorneys' fees and expenses) incurred by the Agents and all reasonable costs and expenses (including reasonable attorney's fees and expenses) incurred by the Documentation Agent, following the occurrence of any Event of Default,.

(c)    The Borrowers authorize the Agent to pay all such fees and expenses and in the Agent's discretion, to add such fees and expenses to the Loan Account.

(d)   The undertaking on the part of the Borrowers in this Section 14.9 shall survive payment of the Liabilities and/or any termination, release, or discharge executed by the Agent in favor of the Borrowers, other than a termination, release, or discharge which makes specific reference to this Section 14.9.

14.10      Copies and Facsimiles.

This Agreement and all documents which relate thereto, which have been or may be hereafter furnished to any party may be reproduced by such party by any photographic, microfilm, xerographic, digital imaging, or  other process, and such Person making such reproduction may destroy any document so reproduced.  Any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the regular course of business). Any facsimile which bears proof of transmission shall be binding on the party which or on whose behalf such transmission was initiated and likewise shall be so admissible in evidence as if the original of such facsimile had been delivered to the party which or on whose behalf such transmission was received.

14.11      Massachusetts Law.

This Agreement and all rights and obligations hereunder, including matters of construction, validity, and performance, shall be governed by the law of The Commonwealth of Massachusetts.

14.12      Consent to Jurisdiction.

(a)    Each Borrower agrees that any legal action, proceeding, case, or controversy against the Borrowers with respect to any Loan Document may be brought in the Superior Court of Suffolk County Massachusetts or in the United States District Court, District of Massachusetts, sitting in Boston, Massachusetts, as the Agent may elect in the Agent's sole discretion.  By execution and delivery of this Agreement, each Borrower, for itself and in respect of its property, accepts, submits, and consents generally and unconditionally, to the jurisdiction of the aforesaid courts.

(b)   Each Borrower WAIVES personal service of any and all process upon it, and irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, to Lead Borrower at Lead Borrower's address for notices as specified herein, such service to become effective five (5) Business Days after such mailing.

(c)    Each Borrower WAIVES any objection based on forum non conveniens and any objection to venue of any action or proceeding instituted under any of the Loan Documents and consents to the granting of such legal or equitable remedy as is deemed appropriate by the Court.

(d)   Nothing herein shall affect the right of the Agent to bring legal actions or proceedings in any other competent jurisdiction.

(e)    Each Borrower agrees that any action commenced by any Borrower asserting any claim arising under or in connection with this Agreement or any other Loan Document shall be brought solely in the Superior Court of Suffolk County Massachusetts or in the United States District Court, District of Massachusetts, sitting in Boston, Massachusetts, and that such Courts shall have exclusive jurisdiction with respect to any such action.

14.13      Indemnification.

The Borrowers shall indemnify, defend, and hold the Agent and Lenders and any Participant and any of their respective employees, officers, or agents (each, an "Indemnified Person") harmless of and from any claim brought or threatened against any Indemnified Person by the Borrowers, any guarantor or endorser of the Liabilities, or any other Person (as well as from attorneys' reasonable fees, expenses, and disbursements in connection therewith) on account of the relationship of any Borrower or of any other guarantor or endorser of the Liabilities (each of claims which may be defended, compromised, settled, or pursued by the Indemnified Person with counsel of the Agent's or Lenders's or Participant's (as the case may be) selection, but at the expense of the Borrowers) other than any claim as to which a final determination is made in a judicial proceeding (in which the Agent, Lenders and any other Indemnified Person has had an opportunity to be heard), which determination includes a specific finding that the Indemnified Person seeking indemnification had acted in a grossly negligent manner or in actual bad faith.  This indemnification shall survive payment of the Liabilities and/or any termination, release, or discharge executed by the Agent or Lenders in favor of the Borrowers, other than a termination, release, or discharge duly executed on behalf of the Agent or Lenders which makes specific reference to this Section 14.13.

14.14      Rules of Construction.

The following rules of construction shall be applied in the interpretation, construction, and enforcement of this Agreement and of the other Loan Documents:

(a)    Unless otherwise specifically provided for herein, interest and any fee or charge which is stated as a per annum percentage shall be calculated based on a 360 day year and actual days elapsed.

(b)   Words in the singular include the plural and words in the plural include the singular.  Without limitation, references to Borrower which are not preceded by "a" or "any" refer to all of the Borrowers.

(c)    Any reference, herein, to a circumstance or event's having "more than a de minimis adverse effect" and any similar reference is to a circumstance or event which  if not reversed or remedied, could reasonably be expected to lead to its becoming a material adverse effect.

(d)   Cross references to Sections in this Agreement begin with the Article in which that Section appears and then the Section to which reference is made. (For example, a reference to "Section 5.6" is to subsection 6, which appears in Article V of this Agreement).

(e)    Titles, headings (indicated by being underlined or shown in Small Capitals) and any Table of Contents are solely for convenience of reference; do not constitute a part of the instrument in which included; and do not affect such instrument's meaning, construction, or effect.

(f)     The words "includes" and "including" are not limiting.

(g)    Text which follows the words "including, without limitation" (or similar words) is illustrative and not limiting.

(h)    Except where the context otherwise requires or where the relevant subsections are joined by "or", compliance with any Section or provision of any Loan Document which constitutes a warranty or covenant requires compliance with all subsections (if any) of that Section or provision.  Except where the context otherwise requires, compliance with any warranty or covenant of any Loan Document which includes subsections which are joined by "or" may be accomplished by compliance with any of such subsections.

(i)      Text which is shown in italics, shown in bold, shown IN ALL CAPITAL LETTERS, or in any combination of the foregoing, shall be deemed to be conspicuous.

(j)     The words "may not" are prohibitive and not permissive.

(k)   The word "or" is not exclusive.

(l)      Any reference to a Person's "knowledge" (or words of similar import) are to such Person's knowledge assuming that such Person has undertaken reasonable and diligent investigation with respect to the subject of such "knowledge" (whether or not such investigation has actually been undertaken).

(m)  Terms which are defined in one section of any Loan Document are used with such definition throughout the instrument in which so defined.

(n)    The symbol "$" refers to United States Dollars.

(o)   Unless limited by reference to a particular Section or provision, any reference to "herein", "hereof", or "within" is to the entire Loan Document in which such reference is made.

(p)   References to "this Agreement" or to any other Loan Document is to the subject instrument as amended to the date on which application of such reference is being made.

(q)   Except as otherwise specifically provided, all references to time are to Boston time.

(r)     In the determination of any notice, grace, or other period of time prescribed or allowed hereunder:

(i)                  Unless otherwise provided (I) the day of the act, event, or default from which the designated period of time begins to run shall not be included and the last day of the period so computed shall be included unless such last day is not a Business Day, in which event the last day of the relevant period shall be the then next Business Day and (II) the period so computed shall end at 5:00 PM on the relevant Business Day.

(ii)                The word "from" means "from and including".

(iii)               The words "to" and "until" each mean "to, but excluding".

(iv)              The word "through" means "to and including".

(s)    The Loan Documents shall be construed and interpreted in a harmonious manner and in keeping with the intentions set forth in Section 19.15 hereof, provided, however, in the event of any inconsistency between the provisions of this Agreement and any other Loan Document, the provisions of this Agreement shall govern and control.

14.15      Intent.

It is intended that:

(a)    This Agreement take effect as a sealed instrument.

(b)   The scope of the Collateral Interests created by any Borrower to secure the Liabilities be broadly construed in favor of the Agent and that they cover all Inventory of each Borrower.

(c)    All Collateral Interests created in favor of the Agent at any time and from time to time by any Borrower secure all Liabilities, whether now existing or contemplated or hereafter arising.

(d)   INTENTIONALLY OMITTED

(e)    Unless otherwise explicitly provided herein, the Agent's consent to any action of the Borrowers which is prohibited unless such consent is given may be given or refused by the Agent in its sole discretion and without reference to Section 2.17 hereof.

14.16      Participations.

The Agent or Lenders may sell participations to one or more financial institutions  (a "Participant") all or a portion of the Agent's or Lenders's rights and obligations under this Agreement.  No such sale of a participation shall relieve  the Agent or Lenders from the Agent's or Lenders's obligations hereunder.

14.17      Right of Set‑Off.

Any and all deposits or other sums at any time credited by or due to the Borrowers from the Agent, any of the Lenders or any Participant or from any Affiliate of any of the foregoing, and any cash, securities, instruments or other property of the Borrowers in the possession of any of the foregoing, whether for safekeeping or otherwise (regardless of the reason such Person had received the same), to the extent permitted by law, shall at all times constitute security for all Liabilities and for any and all obligations of the Borrowers to the Agent, Lenders or any Participant or such Affiliate and may be applied or set off against the Liabilities and against such obligations at any time, whether or not such are then due and whether or not other collateral is then available to the Agent.

14.18      Pledges To Federal Reserve Banks.

Nothing included in this Agreement shall prevent or limit the Agent or Lenders, to the extent that the Agent or Lenders is subject to any of the twelve Federal Reserve Banks organized under ss 4 of the Federal Reserve Act (12 U.S.C. ss 341) from pledging all or any portion of that Agent's or Lenders's interest and rights under this Agreement, provided, however, neither such pledge nor the enforcement thereof shall release the Agent or Lenders from its obligations hereunder or under any of the Loan Documents.

14.19      Maximum Interest Rate.

Regardless of any provision of any Loan Document, the Agent and Lenders shall not be entitled to contract for, charge, receive, collect, or apply as interest on any Liability, any amount in excess of the maximum rate imposed by applicable law.  Any payment which is made which, if treated as interest on a Liability would result in such interest's exceeding such maximum rate shall be held, to the extent of such excess, as additional collateral for the Liabilities as if such excess were "Collateral."

14.20      Waivers.

(a)    Each Borrower (and all guarantors, endorsers, and sureties of the Liabilities) make each of the waivers included in Section 14.20(b), below, knowingly, voluntarily, and intentionally, and understands that Agent and Lenders, in establishing the facilities contemplated hereby and in providing loans and other financial accommodations to or for the account of the Borrowers as provided herein, whether not or in the future, is relying on such waivers.

(b)   EACH BORROWER, AND EACH SUCH GUARANTOR, ENDORSER, AND SURETY RESPECTIVELY WAIVES THE FOLLOWING:

(i)                  Except as otherwise specifically required hereby, notice of non‑payment, demand, presentment, protest and all forms of demand and notice, both with respect to the Liabilities and the Collateral.

(ii)                Except as otherwise specifically required hereby, the right to notice and/or hearing prior to the Agent's  exercising of the Agent's rights upon default.

(iii)               THE RIGHT TO A JURY IN ANY TRIAL OF ANY CASE OR CONTROVERSY IN WHICH THE  AGENT OR LENDER IS OR BECOMES A PARTY (WHETHER SUCH CASE OR CONTROVERSY IS INITIATED BY OR AGAINST THE AGENT OR LENDER OR IN WHICH THE AGENT OR LENDER IS JOINED AS A PARTY LITIGANT), WHICH CASE OR CONTROVERSY ARISES OUT OF OR IS IN RESPECT OF, ANY RELATIONSHIP AMONGST OR BETWEEN ANY BORROWER OR ANY OTHER PERSON AND THE AGENT OR LENDER LIKEWISE WAIVES THE RIGHT TO A JURY IN ANY TRIAL OF ANY SUCH CASE OR CONTROVERSY).

(iv)              The benefits or availability of any stay, limitation, hindrance, delay, or restriction (including, without limitation, any automatic stay which otherwise might be imposed pursuant to Section 362 of the Bankruptcy Code) with respect to any action which the Agent may or may become entitled to take hereunder.

(v)                Any defense, counterclaim, set‑off, recoupment, or other basis on which the amount of any Liability, as stated on the books and records of the Agent or Lenders, could be reduced or claimed to be paid otherwise than in accordance with the tenor of and written terms of such Liability.

(vi)              Any claim to consequential, special, or punitive damages.

14.21      Counterparts.

This Agreement, any of the Loan Documents, and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed an original, but all of which counterparts together shall constitute but one agreement.

14.22      Electronic Submissions.

Upon not less than thirty (30) days' prior written notice (the "Approved Electronic Form Notice"), the Agent may permit or require that any of the documents, certificates, forms, deliveries or other communications, authorized, required or contemplated by this Agreement or the Loan Documents, be submitted to the Agent in "Approved Electronic Form" (as hereafter defined), subject to any reasonable terms, conditions and requirements in the applicable Approved Electronic Forms Notice.  For purposes hereof "Electronic Form" means e-mail, e-mail attachments, data submitted on web-based forms or any other communication method already in use by the Lead Borrower that delivers machine readable data or information to the Agent, and "Approved Electronic Form" means an Electronic Form that has been approved in writing by the Agent (which approval has not been revoked or modified by the Agent) and sent to the Borrowers in an Approved Electronic Form Notice.  Except as otherwise specifically provided in the applicable Approved Electronic Form Notice, any submissions made in an applicable Approved Electronic Form shall have the same force and effect that the same submissions would have had if they had been submitted in any other applicable form authorized, required or contemplated by this Agreement or the Loan Documents.

14.23      FLEET RETAIL FINANCE Inc.,  as Agent.

The Lenders have appointed the Agent as their agent to act on their behalf under the credit facility pursuant to the terms of the "Agency Agreement", so referred to herein, between the Lenders and the Agent.  If at any time the Lenders or the Agent elects to terminate the agency relationship, the Lenders or the Agent shall give thirty (30) days written notice of such event to the Lead Borrower.  Thereafter, all rights and obligations of the Agent contained in this Agreement and the other Loan Documents shall revert to the Lenders or another Agent, if appointed by the Lenders, which successor Agent shall be subject to the prior written consent of the Lead Borrower, which shall not be unreasonably withheld or delayed.

14.24      Joint Borrower Provisions.

(a)    Each Borrower represents to the Agent and Lenders that it is an integral part of a consolidated enterprise, and that each Borrower will receive direct and indirect benefits from the availability of the joint credit facility provided for herein, and from the ability to access the collective credit resources of the consolidated enterprise that are Borrowers.

(b)   The Liabilities shall constitute one joint and several direct and general obligation of all of the Borrowers.  Notwithstanding anything to the contrary contained herein, each of the Borrowers shall be jointly and severally, with the other borrowers, directly and unconditionally liable to the Agent and the Lenders for all Liabilities and shall have the Liabilities of a co-maker with respect to the Loans, the Notes and the Liabilities, it being agreed that the advances to each Borrower inure to the benefit of all of the Borrowers, and that the Agent and the Lenders are relying on the joint and several liability of the Borrowers as co-makers in extending the Loans hereunder and arranging for the issuance of Letters of Credit.  Each Borrower hereby unconditionally and irrevocably agrees that upon a default in the payment when due (whether at stated maturity, by acceleration or otherwise) of any principal of, or interest on, any Loan or other Obligation payable to the Agent or any lender which constitutes an Event of Default, it will forthwith pay the same, without notice or demand except to the extent expressly provided to the contrary herein.

(c)    No payments made by any of the Borrowers or any other Person or received or collected by the Agent or any Lender from any of the Borrowers or any other Person by virtue of any action or proceeding of any Lender from any of the Borrowers or any other Person by virtue of any action or proceeding or any setoff or appropriation or application at any time or from time to time in reduction of or in payment of the Liabilities shall be deemed to modify, reduce, release or otherwise affect the liability of each Borrower to repay any outstanding Liabilities until all such outstanding Liabilities are paid in full and this Agreement is terminated.

(d)     Each Borrower also waives any defense to such Liabilities that it may have as a result of the Agent's election of or failure to exercise any right, power, or remedy against any other Borrower, including, without limitation, the failure to proceed first against such other Borrower or any security it holds for such other Borrower's Liabilities under any Loan Document, if any.  Without limiting the generality of the foregoing, each Borrower expressly waives all demands and notices whatsoever (except for any demands or notices, if any, that such Borrower expressly is entitled to receive pursuant to the terms of any Loan Document), and agrees that the Agent may, without notice (except for such notice, if any, as such Borrower expressly is entitled to receive pursuant to the terms of any Loan Document) and without releasing the liability of such Borrower, extend for the benefit of any other Borrower the time for making any payment, waive or extend the performance of any agreement or make any settlement of any agreement for the benefit of any other Borrower, and may proceed against each Borrower, directly and independently of any other Borrower, as such obligee may elect in accordance with this Agreement.

(e)    Each Borrower acknowledges that the Liabilities of such Borrower undertaken herein or in the other Loan Documents, and the grants of security interests and liens by such Borrower to secure Liabilities of the other Borrower could be construed to consist, at least in part, of the guaranty of Liabilities of the other Borrower and, in full recognition of that fact, each Borrower consents and agrees as hereinafter set forth in the balance of this Section 14.24.  The consents, waivers, and agreements of the Borrowers that are contained in the balance of this Section 14.24 are intended to deal with the suretyship aspects of the transactions evidenced by the Loan Documents (to the extent that a Borrower may be deemed a guarantor or surety for the Liabilities of another Borrower) and thus are intended to be effective and applicable only to the extent that any Borrower has agreed to answer for the Liabilities of another Borrower or has granted a lien or security interest in Collateral to secure the Liabilities of another Borrower.  Conversely, the consents, waivers, and agreements of the Borrowers that are contained in the balance of this Section 14.24 shall not be applicable to the direct Liabilities of a Borrower with respect to credit extended directly to such Borrower, and shall not be applicable to security interests or liens on Collateral of a Borrower given to directly secure direct Liabilities of such Borrower where no aspect of guaranty or suretyship is involved.  Each Borrower consents and agrees that the Lenders may, at any time and from time to time, without notice or demand, whether before or after any actual or purported termination, repudiation or revocation of this Agreement by any one or more Borrowers, and without affecting the enforceability or continuing effectiveness hereof as to such Borrower, in accordance with the terms of the Loan Documents:  (a) supplement, restate, modify, amend, increase, decrease, extend, renew, accelerate or otherwise change the time for payment or the terms of the Liabilities or any part thereof, including any increase or decrease of the rate(s) of interest thereon; (b) supplement, restate, modify, amend, increase, decrease or waive, or enter into or give any agreement, approval or consent with respect to, the Liabilities or any part thereof, or any of the Loan Documents or any security or guarantees granted or entered into by any Person(s) other than such Borrower, or any condition, covenant, default, remedy, right, representation or term thereof or thereunder; (c) accept new or additional instruments, documents or agreements in exchange for or relative to any of the Loan Documents or the Liabilities or any part thereof, (d) accept partial payments on the Liabilities; (e) receive and hold additional security or guarantees for the Liabilities or any part thereof, (f) release, reconvey, terminate, waive, abandon, fail to perfect, subordinate, exchange, substitute, transfer or enforce any security or guarantees, and apply any security and direct the order or manner of sale thereof as the Lenders in their sole and absolute discretion may determine; (g) release any other Person (including, without limitation, any other Borrower) from any personal liability with respect to the Liabilities or any part thereof, (h) with respect to any Person other than such Borrower (including, without limitation, any other Borrower), settle, release on terms satisfactory to the Lenders or by operation of applicable laws or otherwise liquidate or enforce any Liabilities and any security therefor or guaranty thereof in any manner, consent to the transfer of any security and bid and purchase at any sale; or (i) consent to the merger, change or any other restructuring or termination of the corporate or partnership existence of any other Borrower or any other Person, and correspondingly agree, in accordance with all applicable provisions of the Loan Documents, to the restructure of the Liabilities, and any such merger, change, restructuring or termination shall not affect the liability of any Borrower or the continuing effectiveness hereof, or the enforceability hereof with respect to all or any part of the Liabilities.

(f)     Upon the occurrence and during the continuance of any Event of Default, the Agent may enforce the Loan Documents independently as to each Borrower and independently of any other remedy the Agent at any time may have or hold in connection with the Liabilities, and it shall not be necessary for the Agent to marshal assets in favor of any Borrower or any other Person or to proceed upon or against or exhaust any security or remedy before proceeding to enforce this Agreement or any other Loan Documents.  Each Borrower expressly waives any right to require the Agent to marshal assets in favor of any Borrower or any other Person or to proceed against any other Borrower or any Collateral provided by any Person, and agrees that the Agent may proceed against Borrowers or any Collateral in such order as they shall determine in their sole and absolute discretion, subject to the terms hereof.

(g)    The Agent may file a separate action or actions against any Borrower, whether action is brought or prosecuted with respect to any security or against any other Person, or whether any other Person is joined in any such action or actions.  Each Borrower agrees, for itself, that the Agent and any other Borrower, or any Affiliate of any other Borrower (other than such Borrower itself), may deal with each other in connection with the Liabilities or otherwise, or alter any contracts or agreements now or hereafter existing between any of them, in any manner whatsoever, all without in any way altering or affecting the continuing efficacy as to such Borrower of the Loan Documents.

(h)    The Agent's rights hereunder shall be reinstated and revived, and the enforceability of this Agreement shall continue, with respect to any amount at any time paid on account of the Liabilities which thereafter shall be required to be restored or returned by the Agent (including, without limitation, the restoration or return of any amount pursuant to a court order or judgment (whether or not final or non-appealable), or pursuant to a good faith settlement of a pending or threatened avoidance or recovery action, or pursuant to good faith compliance with a demand made by a Person believed to be entitled to pursue an avoidance or recovery action (such as a bankruptcy trustee or a Person having the avoiding powers of a bankruptcy trustee, or similar avoiding powers), and without requiring the Agent to oppose or litigate avoidance or recovery demands or actions that it believes in good faith to be meritorious or worthy of settlement or compliance, or pursue or exhaust appeals), all as though such amount had not been paid.  The rights and priorities of the Agent created or granted herein and the enforceability of the Loan Documents at all times shall remain effective to cover the full amount of all the Liabilities even though the Liabilities, including any part thereof or any other security or guaranty therefor, may be or hereafter may become invalid or otherwise unenforceable as against any Borrower and whether or not any other Borrower shall have any personal liability with respect thereto.

(i)      To the maximum extent permitted by applicable law, each Borrower, for itself, expressly waives any and all defenses now or hereafter arising or that otherwise might be asserted by reason of (a) any disability or other defense of any other Borrower with respect to the Liabilities or with respect to the enforceability of the Agent's security interest in or Encumbrance on any collateral securing any of the Liabilities (including, without limitation, the Collateral), (b) the unenforceability or invalidity of any security or guaranty for the Liabilities or the lack of perfection or continuing perfection or failure of priority of any security for the Liabilities, (c) the cessation for any cause whatsoever of the liability of any other Borrower (other than by reason of the full payment and performance of all Liabilities), (d) any failure of the Agent to give notice of sale or other disposition of Collateral to any other Borrower or any other Person other than such waiving Borrower, or any defect in any notice that may be given to any other Borrower for any other Person other than such waiving Borrower, in connection with any sale or disposition of any collateral securing the Liabilities or any of them (including, without limitation, the Collateral), (e) any failure of the Agent to comply with applicable law in connection with the sale or other disposition of any collateral or other security for any Liabilities that is owned by another Borrower or by any other Person other than such waiving Borrower, including any failure of the Agent to conduct a commercially reasonable sale or other disposition of any such collateral or other security for any Liabilities, (f) any act or omission of the Agent or others that directly or indirectly results in or aids the discharge or release of any other Borrower, or the Liabilities of any other Borrower, or any security or guaranty therefor, by operation of law or otherwise, or (g) any law which provides that the obligation of a surety or guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal or which reduces a surety's or guarantor's obligation in proportion to the principal obligation.  Until such time, if any, as all of the Liabilities (other than contingent Liabilities and indemnities which survive repayment of the Loans) have been paid and performed in full and no portion of any commitment of the Lenders to any Borrower under any Loan Document remains in effect, no Borrower shall have any right of subrogation, contribution, reimbursement or indemnity, and each Borrower expressly waives any right to enforce any remedy that the Agent now have or hereafter may have against any other Person and waives the benefit of, or any right to participate in, any collateral now or hereafter held by the Agent.  Except to the extent expressly provided for in any Loan Document, each Borrower expressly waives, to the maximum extent permitted by applicable law, all rights or entitlements to presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Liabilities, and all notices of acceptance of the Loan Documents or of the existence, creation or incurring of new or additional Liabilities.

(j)     INTENTIONALLY OMITTED

(k)   Borrowers and each of them warrant and agree that each of the waivers and consents set forth herein are made after consultation with legal counsel and with full knowledge of their significance and consequences, with the understanding that events giving rise to any defense or right waived may diminish, or otherwise adversely affect rights that Borrowers otherwise may have against other Borrowers, the Agent or others, or against Collateral, and that, under the circumstances, the waivers and consents herein given are reasonable.  If any of the waivers or consents herein is determined to be contrary to any applicable law or public policy, such waivers and consents shall be effective to the maximum extent permitted by law.

Intentionally Left Blank

Signature Page To Duckwall Loan & Security Agreement

DUCKWALL-ALCO STORES, INC.

                                                                                    ("Lead Borrower")

                                                                                    By: ___/s/ Richard A. Mansfield______

                                                                                    Print Name: _Richard A. Mansfield ___

                                                                                    Title:__Vice President______________

                                                                                    SPD TRUCK LINE, INC. ("Borrower")

                                                                                    By: ___/s/ Richard A. Mansfield______

                                                                                    Print Name: _Richard A. Mansfield ___

                                                                                    Title:__Vice President______________

                                                                                    DUCKWALL-ALCO, LP ("Borrower")

                                                                                    By: DUCKWALL-ALCO STORES, INC., its General Partner

                                                                                    By: ___/s/ Richard A. Mansfield______

                                                                                    Print Name: _Richard A. Mansfield ___

                                                                                    Title:__Vice President______________

                                                                                    FLEET RETAIL FINANCE INC.

                                                                                    ("Lender")

                                                                                    By:  /s/ Timothy R. Tobin__________

                                                                                    Print Name:___Timoth R. Tobin_______

                                                                                    Title:___Director____________________

Commitment ($35,000,000)

FLEET RETAIL FINANCE INC.

("Administrative Agent and Collateral Agent")

                                                                                    By:  /s/ Timothy R. Tobin__________

                                                                                    Print Name:___Timoth R. Tobin_______

                                                                                    Title:___Director______________________

WELLS FARGO RETAIL FINANCE, LLC

("Lender")

                                                                                    By:  /s/ Robert C. Chakarian____________

                                                                                    Print Name:___Robert C. Chakarian ______

                                                                                    Title:___Vice President  _______________

Commitment:  $35,000,000

WELLS FARGO RETAIL FINANCE, LLC

("Documentation Agent")

                                                                                    By:  /s/ Robert C. Chakarian____________

                                                                                    Print Name:___Robert C. Chakarian ______

                                                                                    Title:___Vice President  _______________

FLEET NATIONAL BANK

("Issuer")

                                                                                    By:  /s/ Timothy R. Tobin__________

                                                                                    Print Name:___Timoth R. Tobin_______

                                                                                    Title:___Director______________________

Signature Page To Duckwall Loan & Security Agreement